SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Dynegy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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March 31, 2008

To our stockholders:

It is my pleasure to invite you to attend the 2008 annual meeting of stockholders of Dynegy Inc., which will be held on May 14, 2008 at 10:00 a.m., local time, at The Westin Galleria Houston, 24th Floor, 5060 West Alabama, Houston, Texas 77056.

At the annual meeting, in addition to acting on the matters described in the proxy statement, we plan to review our 2007 accomplishments and discuss our strategy for creating long-term stockholder value. There will also be an opportunity to discuss other matters of interest to you as a stockholder.

We are pleased to be among the first companies to take advantage of the new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe that the new rules will allow us to provide our stockholders with the information they desire, while lowering costs of delivery and reducing the environmental impact of our annual meeting.

As Dynegy stockholders, your vote is important. Whether or not you will attend the annual meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Because of limited seating, only stockholders, their proxy holders and our guests may attend the annual meeting. If you plan to attend the annual meeting, you must be a stockholder of record as of March 17, 2008 or, if you have beneficial ownership of shares of our common stock held by a bank, brokerage firm or other nominee, you must bring a brokerage statement or other evidence of your beneficial ownership of common stock as of March 17, 2008 in order to be admitted to the annual meeting.

I look forward to seeing you in Houston on May 14, 2008.

Sincerely,

Bruce A. Williamson
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 14, 2008

To our stockholders:

NOTICE IS HEREBY GIVEN, that the 2008 annual meeting of stockholders of Dynegy Inc., a Delaware corporation, will be held on Wednesday, May 14, 2008 at 10:00 a.m., local time, at The Westin Galleria Houston, 24th Floor, 5060 West Alabama, Houston, Texas 77056 for the following purposes:

1.	To elect eight Class A common stock directors and three Class B common stock directors to serve until the 2009 annual meeting of stockholders;

2.	To act upon a proposal to ratify the appointment of Ernst & Young LLP as Dynegy’s independent registered public accountants for the fiscal year ending December 31, 2008; and

3.	To act upon any other matters that may properly come before the meeting (including a proposal to adjourn the meeting to solicit additional proxies) or any reconvened meeting after an adjournment or postponement of the meeting.

The close of business on March 17, 2008 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting and any reconvened meeting after an adjournment or postponement of the meeting.

You are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Kimberly M. O’Brien
Corporate Secretary

March 31, 2008

DYNEGY INC.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

(713) 507-6400

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Dynegy Inc., or the Board, has made these materials available to you over the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the 2008 annual meeting of stockholders, or the annual meeting, to be held on Wednesday, May 14, 2008 at 10:00 a.m., local time, at The Westin Galleria Houston, 24th Floor, 5060 West Alabama, Houston, Texas 77056, or at any reconvened meeting after an adjournment or postponement of the annual meeting.

Materials Included and Availability

These materials include our proxy statement for the annual meeting and our 2007 Annual Report to Stockholders, or Annual Report, which includes our audited consolidated financial statements. If you requested printed versions of these materials, a proxy card for the annual meeting is also included.

Pursuant to the new rules recently adopted by the Securities and Exchange Commission, or SEC, we have elected to provide electronic access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or Notice, to our stockholders of record and beneficial owners, which will be first mailed on or about March 31, 2008. Instructions on how to access the proxy materials over the Internet will be included in the Notice.

All stockholders will have the ability to access the proxy materials on the web site referred to in the Notice. Stockholders may also request to receive a printed set of the proxy materials via the Internet at www.investorEconnect.com, by sending an email to sendmaterial@investorEconnect.com, or calling 1-800-579-1639. In addition, stockholders may request to receive proxy materials in printed form via the Internet, telephone or by email on an ongoing basis.

If two or more stockholders share one address, each such stockholder may not receive a separate copy of our Annual Report, proxy statement or Notice. Stockholders who do not receive a separate copy of our Annual Report, proxy statement or Notice and want to receive a separate copy may request to receive a separate copy of, or additional copies of, our Annual Report, proxy statement or Notice via the Internet, email or telephone as outlined above. Stockholders who share an address and receive multiple copies of our Annual Report, proxy statement or Notice may also request to receive a single copy following the instructions above.

Current and prospective investors can also access or order free copies of our Annual Report, proxy statement, Notice and other financial information through the Investor Relations section of our web site at www.dynegy.com, calling 713-507-6400 or by writing to Investor Relations Department, Dynegy Inc., 1000 Louisiana Street, Suite 5800, Houston, Texas 77002.

Quorum and Vote Required

Quorum.    The following quorum requirements apply to the matters to be considered at the annual meeting:

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The presence of a majority of the shares of our Class A common stock represented in person or by proxy at the annual meeting and entitled to vote on the election of the Class A common stock directors will constitute a quorum for that matter;

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The presence of a majority of the shares of our Class B common stock represented in person or by proxy at the annual meeting and entitled to vote on the election of the Class B common stock directors will constitute a quorum for that matter; and

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The presence of a majority of the shares of our Class A common stock and our Class B common stock, counted together, represented in person or by proxy at the annual meeting and entitled to vote on the ratification of independent registered public accountants will constitute a quorum for that matter.

Abstentions and broker non-votes are counted in determining the number of shares represented in person or by proxy at the annual meeting.

Broker Non-votes.    A “broker non-vote” occurs if a broker or other nominee who holds shares in “street” name for the beneficial owner of those shares does not have discretionary voting authority with respect to a particular item and has not received instructions from the owner of the shares. Under the rules of the New York Stock Exchange, or NYSE, in effect at the time this proxy statement was printed, if you hold your shares through a broker, your broker is permitted to vote your shares on “routine matters” even if the broker does not receive instructions from you. “Routine matters” to be voted on at the annual meeting are the election of directors and the ratification of the independent registered public accountants. Your broker is not permitted to vote your shares on “non-routine matters” if the broker does not receive instructions from you.

Election of Directors.    Eleven persons have been nominated by the Board for election to serve as directors for one-year terms. In accordance with our Amended and Restated Certificate of Incorporation, or our Certificate of Incorporation, of the eleven director nominees, eight are to be elected by the holders of our Class A common stock and three are to be elected by the holders of our Class B common stock.

The holders of our Class A common stock are entitled to vote on the election of the Class A common stock directors. The Class A common stock directors are elected by a plurality of the shares of Class A common stock represented in person or by proxy and entitled to vote on the election of Class A common stock directors, subject to our majority voting policy discussed below. This means that the eight individuals nominated for election to the Board as Class A common stock directors who receive the most FOR votes among votes properly cast in person or by proxy will be elected. Each holder of our Class A common stock is entitled to one vote for each share held and does not have cumulative voting rights. Holders of our Class B common stock do not vote in the election of Class A common stock directors.

The holders of our Class B common stock are entitled to vote on the election of the Class B common stock directors. The Class B common stock directors are elected by a plurality of the shares of Class B common stock represented in person or by proxy and entitled to vote on the election of Class B common stock directors. This means that the three individuals nominated for election to the Board as Class B common stock directors who receive the most FOR votes among votes properly cast in person or by proxy will be elected. Each holder of our Class B common stock is entitled to one vote for each share held and does not have cumulative voting rights. Holders of our Class A common stock do not vote in the election of Class B common stock directors.

Only FOR or WITHHELD votes are counted in determining whether a plurality has been cast in favor of a director nominee. Abstentions and broker non-votes are not counted for purposes of election of directors. If you withhold authority to vote with respect to the election of some or all of the director nominees for which you are entitled to vote, your shares will not be voted with respect to those nominees indicated. A WITHHELD vote will have the same effect as a vote against the election of that director nominee under our majority voting policy, which is described below.

In April 2007, we adopted a majority voting policy for our Class A common stock directors. This policy states that in an uncontested election, any director nominee who receives a greater number of votes WITHHELD for his or her election than votes FOR such election must offer his or her resignation to the Board promptly following certification of the stockholder vote. The Corporate Governance and Nominating Committee is required to recommend to the Board whether such offered resignation should be accepted or rejected. The Board will determine whether to accept or reject the resignation offer and will promptly disclose its decision-making process and decision regarding an offered resignation in a document furnished to or filed with the SEC. Please see our Corporate Governance Guidelines posted in the “Corporate Governance” section of our web site at www.dynegy.com for more information regarding our majority voting policy.

Please read Proposal 1—“Election of Directors” below for a discussion of our director nominees and “Corporate Governance—Affirmative Determinations Regarding Director Independence and Other Matters” below for a discussion of the affirmative independence determinations made by the Board with respect to such director nominees.

Ratification of Independent Registered Public Accountants.    The holders of our Class A common stock and the holders of our Class B common stock are entitled to vote together as a single class on the ratification of independent registered public accountants. The affirmative vote of a majority of the shares of Class A common stock and Class B common stock, represented in person or by proxy and entitled to vote, is required to ratify the choice of independent registered public accountants. Each holder of our Class A common stock and Class B common stock is entitled to one vote for each share held. Abstentions will have the same effect as a vote AGAINST the ratification of independent registered public accountants. Broker non-votes will not be counted either in favor of or against the ratification of independent registered public accountants.

Record Date and Outstanding Shares

The Board has fixed the close of business on March 17, 2008 as the record date for determining holders of outstanding shares of Class A common stock and Class B common stock entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting. As of the record date, there were outstanding 500,481,471 shares of Class A common stock and 340,000,000 shares of Class B common stock. Class A common stock and Class B common stock are the only classes of outstanding securities entitled to notice of and to vote at the annual meeting.

Solicitation of Proxies

We will bear the cost of soliciting proxies. Proxies may be solicited by mail or facsimile, or by our directors, officers or employees, without extra compensation, in person or by telephone. We have retained The Altman Group, Inc. to assist in the solicitation of proxies for a fee of approximately $15,000 plus out-of-pocket expenses. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

Questions concerning the proposals to be acted upon at the annual meeting should be directed to our Secretary at (713) 507-6400. The mailing address of this office is 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, and the telephone number is (713) 507-6400. For a period of at least ten days before the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for inspection during ordinary business hours at our principal executive office by stockholders of record for proper purposes. The list of stockholders will also be available at the annual meeting and may be inspected by any stockholder who is present.

With respect to shares of our Class A common stock held by 401(k) plans, Fiduciary Counselors Inc. has been appointed to act as the independent fiduciary responsible for ensuring that procedures are in place to safeguard the confidentiality of your proxy directions to the Trustee and that those procedures are being followed.

Revocation of Proxies

You may revoke your proxy and change your vote at any time before the final vote at the annual meeting by:

•	Executing and submitting a revised proxy (including a telephone or Internet vote);

•	Sending written notice of revocation to our Secretary at the address provided at the beginning of this proxy statement; or

•	Voting in person at the annual meeting.

In the absence of a revocation, shares represented by proxies will be voted at the annual meeting.

Voting by Internet

The Notice will provide you with instructions regarding how to:

•	View proxy materials for the annual meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it. Internet/Telephone voting for the annual meeting will close at 11:59 p.m., Eastern Time, on May 13, 2008.

Voting by Mail

Stockholders who elect to receive printed versions of the materials and vote by mail are asked to sign, date and return the proxy card using the postage-paid envelope provided.

Voting of Proxies

The persons named as proxies on the proxy card were designated by the Board. Any proxy given pursuant to this solicitation and received prior to the annual meeting will be voted as specified in the proxy card. If you return a properly executed proxy card but do not mark any voting selections, then your proxy will be voted as follows in accordance with the recommendations of the Board: FOR the election of the nominees to the Board; FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accountants; and in accordance with the judgment of the persons named as proxies on such other matters as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Meeting Attendance

Because of limited seating, only stockholders, their proxy holders and our guests may attend the annual meeting. If you plan to attend the annual meeting, you must be a stockholder of record as of March 17, 2008 or, if you have beneficial ownership of shares of our common stock held by a bank, brokerage firm or other nominee, you must bring a brokerage statement or other evidence of your beneficial ownership of common stock as of March 17, 2008 in order to be admitted to the annual meeting.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, the sections of this proxy statement entitled “Compensation and Human Resources Committee Report” and “Audit and Compliance Committee Report” will not be deemed incorporated unless specifically provided otherwise in such filing, to the extent permitted by the rules of the SEC. Information contained on or connected to our web site is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

REFERENCES TO DYNEGY

Unless otherwise indicated, references to “Dynegy,” “we,” “our,” and “us” in the biographical and compensation information for directors and executive officers below refers to Board membership, employment and compensation with respect to Dynegy and, before April 2, 2007, with respect to Dynegy Illinois Inc. (formerly Dynegy Inc.), an Illinois corporation and our wholly owned subsidiary, or Dynegy Illinois. As of April 2, 2007, following the completion of the transactions described under “Transactions With Related Persons, Promoters and Certain Control Persons—The LS Power Merger,” Dynegy Illinois became our wholly owned subsidiary. Please see “Transactions With Related Persons, Promoters and Certain Control Persons—The LS Power Merger” for more information.

CORPORATE GOVERNANCE

In March 2008, the Board unanimously adopted amended and restated Corporate Governance Guidelines. The Corporate Governance Guidelines, which were developed and recommended by the Corporate Governance and Nominating Committee, are posted in the “Corporate Governance” section of our web site at www.dynegy.com and are available upon request to our Secretary, together with the following documents:

•	Amended and Restated Certificate of Incorporation;

•	Amended and Restated Bylaws;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Senior Financial Professionals;

•	Related Party Transactions Policy;

•	Complaint and Reporting Procedures for Accounting and Auditing Matters;

•	Policy for Communications with Directors;

•	Audit and Compliance Committee Charter;

•	Compensation and Human Resources Committee Charter;

•	Corporate Governance and Nominating Committee Charter; and

•	Performance Review Committee Charter.

Corporate Governance Guidelines

Our Corporate Governance Guidelines govern the qualifications and conduct of the Board. The Corporate Governance Guidelines address, among other things:

•	The independence and other qualifications of our Board members, with respect to which we require that at least 60% of our Board members be independent of Dynegy and our management;

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The requirement that any Class A common stock director nominee in an uncontested election who receives a greater number of votes “withheld” for his or her election than votes “for” such election must offer his or her resignation to the Board;

•	The regular meetings of our non-employee directors;

•	The nomination of persons for election to the Board;

•	The evaluation of performance of the Board and its committees;

•	Our expectation that our Board members will attend all annual stockholder meetings;

•	The Chairman of the Board, or Chairman and Chief Executive Officer positions;

•	The approval of the compensation of the Chief Executive Officer; and

•	The review of performance-based compensation of our senior executives following a restatement that impacts the achievement of performance targets relating to that compensation.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all of our directors, officers and employees. The key principles of this code include acting legally and ethically, notifying appropriate persons upon becoming aware of issues, obtaining confidential advice and dealing fairly with our stakeholders.

Code of Ethics for Senior Financial Professionals

Our Code of Ethics for Senior Financial Professionals applies to our Chief Executive Officer, Chief Financial Officer, Controller and other designated senior financial professionals. The key principles of this code include acting legally and ethically, promoting honest business conduct and providing timely and meaningful financial disclosures to our stockholders.

Complaint and Reporting Procedures for Accounting and Auditing Matters

Our Complaint and Reporting Procedures for Accounting and Auditing Matters provide for (1) the receipt, retention and treatment of complaints, reports and concerns regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters, in each case relating to Dynegy. Complaints may be made through a toll-free “Integrity Helpline” telephone number operated by an independent third-party and a dedicated email address. Complaints received are logged by the Ethics and Compliance Office, communicated to the chairman of our Audit and Compliance Committee and investigated, under the supervision of our Audit and Compliance Committee, by our internal audit department or Ethics and Compliance Office. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002, or SOX, these procedures prohibit us from taking adverse action against any person submitting a good faith complaint, report or concern.

Policy for Communications with Directors

Our Policy for Communications with Directors provides a medium for stockholders and other interested parties to communicate with the Board. Under this policy stockholders and other interested parties may communicate with the Board or specific members of the Board by sending a letter to Dynegy Inc., Communications with Directors, Attn: Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002.

Director Attendance at Annual Meeting

As detailed in our Corporate Governance Guidelines, Board members are requested and encouraged to attend the annual meeting. All of the members of the Board then in office attended last year’s annual meeting held on July 18, 2007.

Separation of Chairman and Chief Executive Officer; Lead Director

As discussed in our Corporate Governance Guidelines, the Board has no firm policy with respect to the separation of the Chairman and Chief Executive Officer positions. Rather, the Board believes that the interests of our stockholders are best served by a policy that enables the Board to make a determination regarding its Chairman based on our needs at the time. To that end, the Board has determined that Bruce A. Williamson, our current Chairman and Chief Executive Officer, will remain the Chairman following the annual meeting, assuming he is re-elected by our stockholders to serve as a director for another year.

The Board also intends that Patricia A. Hammick will remain Lead Director, assuming she is re-elected by our stockholders to serve as a director for another year. As Lead Director, Ms. Hammick presides over the regular executive sessions of our non-management directors and has the other powers and duties described in our Amended and Restated Bylaws, or Bylaws, and Corporate Governance Guidelines, including the power to serve as a conduit to senior management between Board meetings and to consult with the Chairman regarding Board meeting agendas.

Stock Ownership Guidelines

We have stock ownership guidelines for members of the executive management team and other officers. These guidelines, which were developed with the assistance of an independent compensation consultant based on comparable guidelines employed by other Fortune 500 companies, support our corporate governance focus and provide further alignment of interests among our executive officers and stockholders.

The shares counted for purposes of our stock ownership guidelines include shares owned outright, unvested restricted shares, in-the-money vested stock options, shares held pursuant to our employee benefits plans and other share-based equivalents that we may use from time to time. The guidelines are expressed as a multiple of base salary and vary by level as follows:

Chief Executive Officer	5 x annual base salary

Executive Vice President	3 x annual base salary

Senior Vice President	2.25 x annual base salary

Vice President	1 x annual base salary

There is a mandatory five-year compliance period, and executives are encouraged to accumulate 1/5 of their holding requirement during each year of the five-year period. The Corporate Governance and Nominating Committee will monitor each executive’s progress toward the required ownership level on an annual basis. At the end of the five-year period, if any executive fails to attain the required level of stock ownership, action may be taken, including awarding annual incentive cash bonuses in the form of restricted shares or requiring an executive to refrain from disposing of any vested shares and shares realized from an option exercise.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board previously determined that each of the following directors who served in 2007, as well as the nominees proposed to be elected at the annual meeting, were or are, as the case may be, “independent” as such term is defined in the NYSE Listed Company Standards:

David W. Biegler

Thomas D. Clark, Jr.

Victor E. Grijalva

Patricia A. Hammick

George L. Mazanec

Robert C. Oelkers

Howard B. Sheppard

William L. Trubeck

The Board has also determined that each member of the Audit and Compliance Committee, the Compensation and Human Resources Committee, or Human Resources Committee, and the Corporate Governance and Nominating Committee meets the independence requirements applicable to those committees prescribed by the NYSE and the SEC. The Board has further determined that more than one of the members of the Audit and Compliance Committee, including its current Chairman, William L. Trubeck, are “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC.

With the assistance of legal counsel to Dynegy, the Corporate Governance and Nominating Committee reviewed the answers to annual questionnaires completed by the directors as well as the above-described legal standards for Board and committee member independence and the criteria applied to determine “audit committee financial expert” status. On the basis of this review, the Corporate Governance and Nominating Committee made its recommendation to the full Board and the Board made its independence and “audit committee financial expert” determinations after consideration of the Corporate Governance and Nominating Committee’s recommendation and a review of the materials made available to the Corporate Governance and Nominating Committee.

Director Nomination Process

Our director nominees are approved by the Board after considering the recommendation of the Corporate Governance and Nominating Committee. A copy of the Corporate Governance and Nominating Committee’s charter is available in the “Corporate Governance” section of our web site at www.dynegy.com.

Under our Certificate of Incorporation, our Board consists of eleven members. Up to three seats on the Board are filled by Class B common stock directors, which directors are elected by the holders of the outstanding shares of our Class B common stock, and the remaining seats are filled by Class A common stock directors, which directors are elected by the holders of the outstanding shares of our Class A common stock. With respect to nominations for Class B common stock directors, our Certificate of Incorporation provides that the Board will nominate such individuals as may be specified by a majority vote of the then existing Class B common stock directors or, if there are no such directors, by holders of a majority of the Class B common stock. The three Class B common stock director nominees set forth in this proxy statement were specified by the unanimous vote of the current Class B common stock directors.

The Corporate Governance and Nominating Committee identifies nominees for Class A common stock directors in various ways. The committee considers the current directors that have expressed an interest and that continue to satisfy the criteria for serving on the Board as set forth in our Corporate Governance Guidelines. Other nominees that may be proposed by current directors or members of management or by stockholders are also considered. From time to time, the committee engages a professional firm to identify and evaluate potential director nominees.

All director nominees, whether proposed by a stockholder or otherwise, are evaluated in accordance with the qualifications set forth in our Corporate Governance Guidelines. These guidelines require that directors possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders at large. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment and sufficient personal resources such that any director compensation to be received from Dynegy would not be sufficiently meaningful to impact their judgment in reviewing matters coming before the Board. Finally, they must be able to work compatibly with the other members of the Board and otherwise have the experience and skills necessary to enable them to serve as productive members of the Board. Directors also must be willing to devote sufficient time to carrying out their fiduciary duties and other responsibilities effectively and should be committed to serve on the Board for an extended period of time. Prior to March 6, 2008, our Corporate Governance Guidelines stated that directors generally were not nominated for election following their 70th birthday unless there were special circumstances. As of March 6, 2008, after considering the recommendation of the Corporate Governance and Nominating Committee, the Board amended the Corporate Governance Guidelines to raise the director age guideline from 70 to 72. For additional information, please read our Corporate Governance Guidelines.

All of the director nominees set forth in this proxy statement and the accompanying proxy card are current directors standing for election.

For purposes of the 2009 annual meeting, the Corporate Governance and Nominating Committee will consider any Class A common stock director nominations received by the Secretary from a stockholder of record by the close of business on February 13, 2009, but not before the close of business on January 14, 2009. See “Future Stockholder Proposals” below for more information. Any such nomination must be accompanied in writing by all information relating to such person that is required under the federal securities laws, including such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected. The nominating stockholder must also submit its name and address, as well as that of the beneficial owner if applicable, and the class and number of shares of our Class A common stock that are owned beneficially and of record by such stockholder and such beneficial owner. Finally, the nominating stockholder must discuss the nominee’s qualifications to serve as a director as described in our Corporate Governance Guidelines.

PROPOSAL 1

ELECTION OF DIRECTORS

Class A Common Stock Directors

Eight Class A common stock directors are to be elected at the annual meeting by the holders of Class A common stock to serve one-year terms. The Class A common stock directors are elected by a plurality of the shares of Class A common stock represented in person or by proxy and entitled to vote on the election of Class A common stock directors, subject to our majority voting policy discussed below. This means that the eight individuals nominated for election to the Board as Class A common stock directors who receive the most FOR votes among votes properly cast in person or by proxy will be elected. Only FOR or WITHHELD votes are counted in determining whether a plurality has been cast in favor of a Class A common stock director nominee. Under our Certificate of Incorporation, stockholders do not have cumulative voting rights. If you withhold authority to vote with respect to the election of some or all of the Class A common stock director nominees, your shares will not be voted with respect to those nominees indicated. Under our majority voting policy, in an uncontested election, any director nominee who receives a greater number of votes WITHHELD for his or her election than votes FOR such election must offer his or her resignation to the Board promptly following certification of the stockholder vote. Abstentions and broker non-votes are not counted for purposes of election of directors.

Unless you withhold authority to vote or instruct otherwise, a properly executed proxy will be voted FOR the election of the nominees listed below as the proxies may determine. Although the Board does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the annual meeting, the persons appointed as proxies will vote for the election of such other persons that may be nominated by the Board.

Class B Common Stock Directors

Three Class B common stock directors are to be elected at the annual meeting by the holders of our Class B common stock to serve one-year terms. The Class B common stock directors are elected by a plurality of the shares of Class B common stock represented in person or by proxy and entitled to vote on the election of Class B common stock directors. This means that the three individuals nominated for election to the Board as Class B common stock directors who receive the most FOR votes among votes properly cast in person or by proxy will be elected. Only FOR or WITHHELD votes are counted in determining whether a plurality has been cast in favor of a Class B common stock director nominee. Under our Certificate of Incorporation, stockholders do not have cumulative voting rights. If you withhold authority to vote with respect to the election of some or all of the Class B common stock director nominees, your shares will not be voted with respect to those nominees indicated. Abstentions and broker non-votes are not counted for purposes of election of directors.

Unless you withhold authority to vote or instruct otherwise, a properly executed proxy will be voted FOR the election of the nominees listed below as the proxies may determine.

Information on Director Nominees

All of the nominees for Class A common stock director and all of the nominees for Class B common stock director are currently directors of Dynegy. The following table sets forth information regarding the names, ages and principal occupations of the director nominees, other directorships held by them in public companies and the length of their service as a director of Dynegy.

Director Nominees	Principal Occupation and Directorships	Age as of March 17, 2008	Director Since
Class A Common Stock Directors

Bruce A. Williamson	Chairman, President and Chief Executive Officer of Dynegy; Director of Questar Corporation	48	2002

David W. Biegler	Chairman of Estrella Energy, L.P.; Director of Trinity Industries, Inc., Southwest Airlines Co., Austin Industries, Inc., Animal Health International, Inc. and Guaranty Financial Group	61	2003

Thomas D. Clark, Jr.	President of Strategy Associates; Director of Endeavour International	67	2003

Victor E. Grijalva	Former Vice Chairman of Schlumberger Ltd., Former Chairman of Hanover Compressor Company and Former Chairman of Transocean, Inc.; Director of Transocean, Inc.	69	2006

Patricia A. Hammick	Former Senior Vice President, Strategy and Communications of Columbia Energy Group; Director of Consol Energy, Inc. and SNC-Lavalin Group Inc.	61	2003

George L. Mazanec	Retired Advisor to the Chief Operating Officer of Duke Energy Corporation and Former Vice Chairman of PanEnergy Corporation; Director of National Fuel Gas Company and AEGIS Insurance Services, Inc.	71	2004

Howard B. Sheppard	Assistant Treasurer, Chevron Corp.	62	2008

William L. Trubeck	Former Chief Financial Officer and Executive Vice President of H&R Block, Inc., and Former Executive Vice President and Chief Financial Officer of Waste Management Inc.; Director of YRC Worldwide	61	2003

Director Nominees	Principal Occupation and Directorships	Age as of March 17, 2008	Director Since
Class B Common Stock Directors

Mikhail Segal	Chairman and Chief Executive Officer of the LS Power Group	57	2007

Frank E. Hardenbergh	Vice Chairman of the LS Power Group	64	2007

James T. Bartlett	President of LS Power Equity Advisors, L.P.	40	2007

Set forth below is additional biographical information with respect to our director nominees.

Bruce A. Williamson has served as Chief Executive Officer and as a director of Dynegy since October 2002, as Chairman of the Board of Dynegy since May 2004 and as President since December 2007. Prior to joining Dynegy, Mr. Williamson served in various capacities with Duke Energy and its affiliates. From August 2001 to October 2002, he served as President and Chief Executive Officer of Duke Energy Global Markets. In this capacity, he was responsible for all Duke Energy business units with global commodities and international business positions. From 1997 to August 2001, he served as Senior Vice President of Business Development and Risk Management and President and Chief Executive Officer at Duke Energy International. Mr. Williamson joined PanEnergy Corporation in June 1995, which then merged with Duke Power in June 1997. Prior to the Duke-PanEnergy merger, he served as PanEnergy’s Vice President of Finance. Before joining PanEnergy, he held positions of increasing responsibility at Shell Oil Company, advancing over a 14-year period to Assistant Treasurer. He currently serves as a Director of Questar Corporation.

David W. Biegler was elected to the Board in April 2003. He has served as Chairman of Estrella Energy, L.P., which was formed to engage in the acquisition, construction and management of natural gas industry assets, since August 2003. Mr. Biegler retired at the end of 2001 as Vice Chairman of TXU Corporation, when it engaged in power generation and energy marketing and provided electric and natural gas utility services and other energy-related services. He also served as President and Chief Operating Officer of TXU Corporation from 1997 to December 2001. From 1993 to 1997, he served as Chairman, President and Chief Executive Officer of ENSERCH Corp. He currently serves as a director of Trinity Industries, Inc., Southwest Airlines Co., Austin Industries, Inc., Animal Health International, Inc. and Guaranty Financial Group.

Thomas D. Clark, Jr. was elected to the Board in July 2003. Since 2006, Mr. Clark has been the President of Strategy Associates, a consulting firm specializing in strategy development, strategic planning assistance, corporate governance policy and corporate analysis. Mr. Clark previously served as Dean of the E.J. Ourso College of Business Administration and Ourso Distinguished Professor of Business from 1995 to 2003, and served as the Edward G. Schlieder Distinguished Chair of Information Science and Director of the DECIDE Board Room at Louisiana State University from 2003 to 2006. Prior to these positions, he was Chairman of Information and Management Sciences at Florida State University and Director of the Information Systems Research Center from 1984 to 1995. He was the Gage Crocker Outstanding Professor at the Air Force Institute of Technology where he served in the School of Engineering from 1977 to 1984. Mr. Clark is also a director of Endeavour International Corporation and serves on the boards of several community organizations and two privately-held companies.

Victor E. Grijalva was elected to the Board in May 2006. He served as a director of Hanover Compressor Company from 2002 to 2007 and formerly served as Chairman of Hanover’s Board from 2002 to 2005. From August 2 to August 19, 2002, Mr. Grijalva served as interim President and Chief Executive Officer of Hanover. Mr. Grijalva is the retired Vice Chairman of Schlumberger Limited, a supplier of technology, project management and information solutions to the oil and gas industry. Before serving as Vice Chairman, he served as Executive Vice President of Schlumberger’s Oilfield Services division from 1994 to January 1999 and as Executive Vice President of Schlumberger’s Wireline, Testing and Anadrill division from 1992 to 1994. He retired from Schlumberger in December 2001. Mr. Grijalva is also a director of Transocean, Inc., where he served as Chairman of the Board from 1999 to 2002.

Patricia A. Hammick was elected to the Board in April 2003 and was appointed Lead Director in May 2004. She was an adjunct professor at George Washington University from 2002 to 2003. Ms. Hammick served as Senior Vice President, Strategy and Communications and a member of the management committee of Columbia Energy Group from 1998 to 2000 and was Vice President, Corporate Strategic Planning, for Columbia Energy Group from 1997 to 1998. From 1983 to 1996, she served as the Chief Operations Officer for the National Gas Supply Association in Washington, D.C., and held a management position with Gulf Oil Exploration and Production Company from 1979 to 1983. Prior to 1979, Ms. Hammick worked for the American Petroleum Institute, the Center for Naval Analysis and the Naval Weapons Center. She currently serves as a director of Consol Energy, Inc. and SNC-Lavalin Group, Inc.

George L. Mazanec was elected to the Board in May 2004. Mr. Mazanec was Advisor to the Chief Operating Officer of Duke Energy Corporation from August 1997 to 2000, and Vice Chairman of PanEnergy Corporation

from 1989 until October 1996. Mr. Mazanec is the former Chairman of the Management Committee of Maritime & Northeast Pipeline, L.L.C. and currently serves as a director of National Fuel Gas Company and AEGIS Insurance Services, Inc. He has also served as a Member of the Board of Trustees of DePauw University since 1996.

Howard B. Sheppard was appointed to the Board in January 2008. He has served as an Assistant Treasurer of Chevron Corporation since February 1988. Mr. Sheppard has been employed by Chevron and its affiliates since the merger of Gulf Oil Corporation with Chevron in 1985. Prior to the merger, he held positions of increasing responsibility at Gulf Oil Corporation, advancing over a 16-year period to Assistant Treasurer. He previously served on the Board from March 2004 to April 2007 as a director designated by Chevron. With the April 2, 2007 closing of the LS Power Merger, Chevron, which was then a Dynegy stockholder, no longer had the right to designate any of Dynegy’s directors.

William L. Trubeck was elected to the Board in April 2003. He served as Executive Vice President and Chief Financial Officer of H&R Block, Inc. from 2004 to 2007. He previously served Waste Management Inc. as Executive Vice President of its Western Group from April 2003 until July 2004, Executive Vice President, Operations Support, and Chief Administrative Officer from May 2002 until April 2003 and Executive Vice President and Chief Financial Officer from March 2001 until April 2002. He was Senior Vice President—Finance and Chief Financial Officer of International Multifoods, Inc. from March 1997 until March 2000, and President, Latin American Operations of International Multifoods, Inc. from May 1998 until March 2000. He has served as a director of YRC Worldwide since 1994 and as Chairman of its audit committee since April 2002.

Mikhail Segal was appointed to the Board in April 2007 following the completion of the LS Power Merger. Mr. Segal has served as Chairman and Chief Executive Officer of the LS Power Group since 1990. Mr. Segal has over 32 years of experience in the power industry. Prior to co-founding the LS Power Group, Mr. Segal served as co-head of Commercial Union Energy Corporation, where he was responsible for managing the Commercial Union Energy Limited Partnership, a partnership focused on investing in power generation projects. Mr. Segal was previously President of The Energy Systems Company, a private developer of cogeneration projects, and held various positions, including General Manager of Power Generation and Systems Planning, with LEMCO Engineers, Inc., or LEMCO, an electrical engineering and consulting firm. Prior to LEMCO, Mr. Segal worked for the Department of Energy in the former Soviet Union.

Frank E. Hardenbergh was appointed to the Board in April 2007 following the completion of the LS Power Merger. Mr. Hardenbergh, Vice Chairman of the LS Power Group, joined the LS Power Group in 1993 and has over 20 years of experience in the power industry. He has served as Vice Chairman of the LS Power Group since May 2005. From January 2001 to May 2005, he served as Executive Vice President and Chief Operating Officer of the LS Power Group. Prior to joining the LS Power Group, Mr. Hardenbergh served as Senior Vice President, General Counsel and member of the Management Committee of the Commercial Union Capital Group, a private boutique merchant bank that included Commercial Union Energy Corporation and the Commercial Union Energy Limited Partnership. Mr. Hardenbergh was previously Associate General Counsel of the Commercial Union Insurance Companies, the parent company to Commercial Union Capital Group. Prior to joining the Commercial Union Insurance Companies, Mr. Hardenbergh was an Associate with Peabody & Arnold LLP.

James T. Bartlett was appointed to the Board in April 2007 following the completion of the LS Power Merger. He has served as President of LS Power Equity Advisors, L.P., since 2005 and has 17 years of experience in the power industry. Prior to joining the LS Power Group in March 2005, Mr. Bartlett held various positions in the Energy Investment Banking Group at Credit Suisse, where he focused on mergers and acquisitions and financing transactions in the power generation sector. Mr. Bartlett joined Credit Suisse in 1992 and was named Managing Director in 2001. Previously, Mr. Bartlett was an Associate at Kendall Capital Partners and an Analyst at Drexel Burnham Lambert.

The Board unanimously recommends that stockholders vote FOR the election of these director nominees to the Board.

Directors’ Meetings and Committees of the Board

During 2007, our Board held nine meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which he or she served during the period for which he or she has been a director. Under our Corporate Governance Guidelines, directors who are not members of a particular committee are entitled to attend meetings of each such committee.

The following table reflects the members of each of the committees of the Board and the number of meetings held from January 1, 2007 through April 2, 2007, the closing date for the LS Power Merger.

	Audit & Compliance	Compensation & Human Resources	Corporate Governance & Nominating
Bruce A. Williamson
David W. Biegler		CHAIR	X
Thomas D. Clark, Jr.		X	CHAIR
Victor E. Grijalva	X		X
Patricia A. Hammick(1)
George L. Mazanec	X	X
Robert C. Oelkers(2)	CHAIR		X
William L. Trubeck	X	X
Number of Meetings from January 1, 2007 through April 2, 2007	4	4	3

(1)	As Lead Director Ms. Hammick is an ex officio member of all committees and thus attends all committee meetings.
(2)	Audit Committee Financial Expert.

The following table reflects the members of each of the committees of the Board and the number of meetings held from April 3, 2007 through December 31, 2007.

	Audit & Compliance	Compensation & Human Resources	Corporate Governance & Nominating	Performance Review
Bruce A. Williamson
James T. Bartlett
David W. Biegler		CHAIR		X
Thomas D. Clark, Jr.		X	CHAIR
Victor E. Grijalva	X		X	X
Patricia A. Hammick(1)
Frank E. Hardenbergh
George L. Mazanec	X	X	X
Robert C. Oelkers	X		X	X
Mikhail Segal				CHAIR
William L. Trubeck(2)	CHAIR	X
Number of Meetings from April 3, 2007 through December 31, 2007	7	5	2	4

(1)	As Lead Director Ms. Hammick is an ex officio member of all committees and thus attends all committee meetings.
(2)	Audit Committee Financial Expert.

The Board has the following committees:

Audit and Compliance Committee.    The Audit and Compliance Committee, which currently is comprised of Messrs. Trubeck (Chairman), Grijalva, Mazanec and Sheppard, met a total of 11 times during 2007. Each member of the Audit and Compliance Committee is independent as defined in the NYSE Listed Company Standards. The Audit and Compliance Committee assists the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements and our Code of Business Conduct and Ethics, our independent auditors’ qualifications and independence, the performance of our internal audit function and the independent auditors and the performance of our risk assessment and risk management policies. Please read “Audit and Compliance Committee Report” for a discussion of the Audit and Compliance Committee’s review of our 2007 audited financial statements.

Compensation and Human Resources Committee.    The Human Resources Committee, which currently is comprised of Messrs. Biegler (Chairman), Clark, Mazanec and Trubeck, met a total of nine times during 2007. Each member of the Human Resources Committee is independent as defined in the NYSE Listed Company Standards. The purpose of the Human Resources Committee is to assist our Board in fulfilling the Board’s oversight responsibilities on matters relating to executive compensation, oversee our overall compensation strategy and our equity-based compensation plans, prepare the annual Human Resources Committee report required by the rules of the SEC and review and discuss with our management the Compensation Discussion and Analysis to be included in our annual proxy statement to stockholders. The Human Resources Committee does not assist the Board with respect to director compensation, which is the responsibility of the Corporate Governance and Nominating Committee. For more information regarding the role and scope of authority of the Human Resources Committee in determining executive compensation, please read “Compensation Discussion and Analysis” below.

The Human Resources Committee may delegate specific responsibilities to one or more subcommittees to the extent permitted by law, NYSE listing standards and our governing documents. The Human Resources Committee is responsible for pre-approving all services performed by any independent compensation consultant in order to assure that the provision of such services does not impair the consultant’s independence. As a result, the Human Resources Committee has established a policy requiring its pre-approval of the annual executive compensation services, engagement terms and fees. The policy requires that requests to provide services requiring pre-approval by the Human Resources Committee or Chair will be submitted to the Committee or Chair by both the independent compensation consultant and our Vice President of Human Resources and must include a joint statement as to whether, in their view, the request or application is consistent with maintaining the consultant’s independence. Further, under the policy, the Human Resources Committee delegates to its Chair the authority to pre-approve any services (other than annual engagement services) if necessary or appropriate between scheduled meetings; provided, however, that the Chair will cause any such pre-approvals to be reported to the Human Resources Committee at the next regularly scheduled meeting. For a discussion of the role of the independent compensation consultant retained by the Human Resources Committee in recommending executive compensation and the participation of our Chief Executive Officer in the review of the compensation of other executives that report to the Chief Executive Officer, please read “Compensation Discussion and Analysis” below.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee, which currently is comprised of Messrs. Clark (Chairman), Grijalva, Mazanec and Sheppard, met a total of five times during 2007. Each member of the Corporate Governance and Nominating Committee is independent as defined in the NYSE Listed Company Standards. The Corporate Governance and Nominating Committee is responsible for identifying director nominees, developing and reviewing our Corporate Governance Guidelines and overseeing the evaluation of the Board and management.

Performance Review Committee.    The Performance Review Committee, which currently is comprised of Messrs. Segal (Chairman), Biegler, Grijalva and Sheppard, was formed in April 2007 and met a total of four times during 2007. The Performance Review Committee is responsible for reviewing our overall commercial and operating performance relative to our power industry competitors, the external market structure and our internal capabilities, reviewing our environmental, health and safety performance, developing and recommending to our management and the Board opportunities to maximize value for our stockholders, and assessing, with management, our execution of value-enhancing opportunities.

Independent Director Committee.    The Board maintains an Independent Director Committee, which is currently comprised of Messrs. Biegler, Clark, Grijalva, Mazanec, Sheppard and Trubeck and Ms. Hammick. The Independent Director Committee is authorized to review and approve related party transactions involving the LS Entities or its affiliates, including joint venture matters under our related party transactions policy, and to consider matters relating to our relationship with the LS Entities as our largest stockholder. The Independent Director Committee is authorized to retain its own legal, financial and other advisors, in furtherance of the authority granted to it by the Board, without obtaining approval of such retention by the Board.

DIRECTOR COMPENSATION

Director Compensation for 2007

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee Class A common stock director who served on our Board in 2007. Directors who are also employees of Dynegy and the Class B common stock directors are not compensated for their services.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
David W. Biegler	$—	$55,825	—	—	$(15,453)	$95,250	$135,622
Thomas D. Clark, Jr.	$—	$55,825	—	—	$(2,280)	$94,500	$148,045
Victor E. Grijalva	$93,000	$55,825	—	—	$(12,290)	$—	$136,535
Patricia A. Hammick(5)	$90,450	$55,825	—	—	$(18,655)	$10,050	$137,670
George L. Mazanec	$94,500	$55,825	—	—	$(14,760)	$—	$135,565
Robert C. Oelkers(6)	$97,250	$55,825	—	—	$(16,491)	$—	$136,584
William L. Trubeck	$53,375	$55,825	—	—	$(15,672)	$53,375	$146,903

(1)	Directors receive annual phantom stock grants pursuant to the Dynegy Inc. Deferred Compensation Plan for Certain Directors, as amended. Upon termination of service as a director the shares become payable, at the director’s discretion, in cash or Class A common stock. The values shown under “Stock Awards” reflect the mark-to-market dollar value of our Class A common stock as of December 31, 2007, calculated in accordance with Statement of Financial Accounting Standards, or FAS, No. 123R, and thus includes amounts from awards granted in and prior to 2007. As of December 31, 2007, each director had the following aggregate number of shares of phantom stock outstanding: Messrs. Biegler and Trubeck and Ms. Hammick—51,189; Mr. Clark—48,212; Mr. Grijalva—13,969; Mr. Mazanec—38,663; and Mr. Oelkers—55,978. The aggregate grant date fair value of all stock awards awarded to each director in 2007 is as follows: Ms. Hammick and Messrs. Biegler, Clark, Grijalva, Mazanec, Oelkers and Trubeck—$67,500.
(2)	No annual stock option grants or non-equity incentive plan compensation payments were made as compensation for director services in 2007 or are contemplated under our current compensation structure. At the end of 2007, Mr. Oelkers had options to purchase 6,000 shares of Class A common stock.
(3)	The amounts shown in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent dividends/capital gains/losses or unrealized gains/losses on deferrals of fees and stock awards in the Dynegy Inc. Deferred Compensation Plan for Certain Directors, which includes investments in Class A common stock and various investment funds.
(4)	The amounts shown as “All Other Compensation” for Messrs. Biegler, Clark and Trubeck and Ms. Hammick represent a voluntary cash deferral of fees earned at each director’s election into Class A common stock or various investment funds that are payable upon termination in cash.
(5)	Lead Director.
(6)	Mr. Oelkers passed away in January 2008. Mr. Howard Sheppard was appointed on January 29, 2008 to fill the remaining term of Mr. Oelkers.

Non-employee Class A common stock directors receive annual phantom stock grants with an aggregate value of $60,000, increased to $70,000 per year effective April 2, 2007, awarded quarterly in arrears based on the closing price of our Class A common stock on the last trading day of the quarter. Upon termination of service as a director, the shares of phantom stock become payable, at the director’s election, in a lump sum payment or in monthly, quarterly or annual installment payments following such termination. The shares of phantom stock are payable in cash or in shares of Class A common stock, at the election of the director.

In addition to the phantom stock grants, the non-employee Class A common stock directors receive the following compensation, which is payable in cash and may be deferred, in whole or in part, in one or more investment options, including phantom stock units, at a particular director’s election:

•	An annual retainer of $50,000 per year;

•	A fee of $2,000 for each Board meeting attended;

•	A fee of $1,000 for each committee meeting attended;

•	An additional annual retainer of $40,000 per year for the Lead Director, decreased to $30,000 per year effective April 2, 2007;

•

Fees for each committee chairperson per year: Audit and Compliance Committee—$30,000, decreased to $20,000 per year effective April 2, 2007; Human Resources Committee—$15,000, decreased to $10,000 per year effective April 2, 2007; Corporate Governance and Nominating Committee—$10,000;

•	An annual retainer of $5,000 and $2,500 per year for members of the Audit and Compliance Committee and the Human Resources Committee, respectively; and

•

Reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities, including director education courses and materials.

Certain Transactions and Other Matters

For a description of certain transactions with management and others, certain business relationships and compliance with Section 16(a) of the Exchange Act, see “Executive Compensation—Potential Payments Upon Termination or Change in Control,” “Transactions with Related Persons, Promoters and Certain Control Persons” and “Section 16(a) Beneficial Ownership Reporting Compliance.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our capital stock as of March 17, 2008, except as otherwise noted, by (1) each person who we know, based on filings with the SEC, owns beneficially 5% or more of our Class A common stock or Class B common stock, (2) each director and director nominee, (3) each executive officer named in the Summary Compensation Table set forth below and (4) all current directors and executive officers as a group. Share amounts and percentages shown for each individual or group in the table are adjusted to give effect to the exercise of all options exercisable by such individual or group within 60 days of March 17, 2008, regardless of whether such options are currently in the money.

	Number of Shares(1)		Percent of Class A Common Stock(2)	Percent of Class B Common Stock(2)	Percent of Total Outstanding Common Stock(2)
	Class A Common Stock	Class B Common Stock
LS Power Associates, L.P.(3)	—	48,842,270	*	14.4%	5.8%
LS Power Equity Partners, L.P.(3)	—	175,117,329	*	51.5%	20.8%
LS Power Partners, L.P.(3)	—	5,686,822	*	1.7%	*
LS Power Equity Partners PIE I, L.P.(3)	—	106,186,603	*	31.2%	12.6%
LSP Gen Investors, L.P.(3)	—	4,166,976	*	1.2%	*
Capital World Investors(4)	25,920,000	—	5.2%	*	*
FMR LLC(5)	31,984,230	—	6.4%	*	*
Bruce A. Williamson(6)(13)	3,220,340	—	*	*	*
Holli C. Nichols(7)(13)	356,956	—	*	*	*
J. Kevin Blodgett(8)(13)	114,388	—	*	*	*
Stephen Furbacher(9)(13)	1,026,062	—	*	*	*
Jason Hochberg(10)(12)(13)	121,013	340,000,000	*	100%	40.5%
David W. Biegler(11)(13)	61,189	—	*	*	*
Thomas D. Clark, Jr.(11)(13)	61,712	—	*	*	*
Victor E. Grijalva(11)(13)	28,969	—	*	*	*
Patricia A. Hammick(11)(13)	76,189	—	*	*	*
George L. Mazanec(11)(13)	54,663	—	*	*	*
Howard B. Sheppard(11)(13)	10,000	—	*	*	*
William L. Trubeck(11)(13)	61,189	—	*	*	*
Mikhail Segal(12)(13)	—	340,000,000	*	100%	40.5%
Frank Hardenbergh(12)(13)	—	340,000,000	*	100%	40.5%
James Bartlett(12)(13)	—	340,000,000	*	100%	40.5%
Current Executive Officers and Directors as a Group (18 persons)(6)—(13)	5,682,772	340,000,000	1.1%	100%	40.9%

*	Less than 1%.
(1)	Unless otherwise noted, each person or entity listed has sole voting and investment power with respect to the shares reported.
(2)	Based upon 500,481,471 shares of Class A common stock and 340,000,000 shares of Class B common stock issued and outstanding at March 17, 2008.
(3)	All outstanding shares of our Class B common stock are held of record by the LS Entities. The address for all LS Entities is c/o LS Power, 1700 Broadway, New York, NY 10019.
(4)	According to Schedule 13G filed February 11, 2008 by Capital World Investors. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.
(5)	According to Schedule 13G filed February 14, 2008 by FMR LLC. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
(6)	Amount shown includes 2,104,492 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Williamson and 165,461 and 106,952 shares of restricted Class A common stock which vest on April 2, 2010 and March 6, 2011, respectively. Amount shown also includes approximately 11,925 shares of Class A common stock held by the Trustee of the Dynegy Inc. 401(k) Savings Plan, or the 401(k) Plan, for the account of Mr. Williamson, based on the market value of units held by Mr. Williamson in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of March 17, 2008.
(7)

Amount shown includes 249,646 shares of Class A common stock issuable upon the exercise of employee stock options held by Ms. Nichols and 36,195 and 26,738 shares of restricted Class A common stock which vest on April 2, 2010 and March 6, 2011, respectively. Amount shown also includes approximately 15,023 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Ms. Nichols, based on the market value of units held by Ms. Nichols in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of March 17, 2008.

(8)	Amount shown includes 53,718 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Blodgett and 31,024 and 19,887 shares of restricted Class A common stock which vest on April 2, 2010 and March 6, 2011, respectively. Amount shown also includes approximately 9,456 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Blodgett, based on the market value of units held by Mr. Blodgett in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of March 17, 2008.
(9)	Mr. Furbacher retired as of December 31, 2007. As of December 31, 2007, amounts included 877,776 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Furbacher and 43,434 shares of restricted Class A common stock which will vest on April 2, 2010. Amount shown also includes 13,800 shares of Class A common stock held in an IRA for Mr. Furbacher’s benefit, as well as approximately 18,792 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Furbacher, based on the market value of units held by Mr. Furbacher in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of December 31, 2007.
(10)	Amount shown includes 54,311 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Hochberg and 41,366 and 23,396 shares of restricted Class A common stock which vest on April 2, 2010 and March 6, 2011, respectively. Amount shown also includes approximately 1,940 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Hochberg, based on the market value of units held by Mr. Hochberg in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of March 17, 2008.
(11)	Amounts shown include the following number of shares of our Class A common stock payable upon termination of service as a director, at the election of the director, with respect to certain phantom stock units awarded under the Dynegy Deferred Compensation Plan for Certain Directors: 38,663 shares payable to Mr. Mazanec; 48,212 shares payable to Mr. Clark; 51,189 shares payable to Messrs. Biegler and Trubeck and Ms. Hammick; and 13,969 shares payable to Mr. Grijalva. The amounts shown do not include certain stock units held by Mr. Clark and Ms. Hammick through our Deferred Compensation Plan which are payable, upon retirement, exclusively in cash and not in shares of Class A common stock. For Mr. Mazanec, the amount shown includes 3,000 shares held in two IRAs for his benefit, 1,000 shares held by the Mazanec Foundation, of which Mr. Mazanec is President and a director, and 1,000 shares held in two family trusts for the benefit of Mr. Mazanec’s grandchildren. For Mr. Sheppard the amount shown includes 10,000 shares held in the Sheppard Family Trust.
(12)	Messrs. Segal, Hardenbergh, Bartlett and Hochberg may each be deemed to share beneficial ownership of the shares of Class B common stock beneficially owned by the LS Entities. Messrs. Segal, Hardenbergh, Bartlett and Hochberg each disclaim beneficial ownership of all such shares.
(13)	The address for all Dynegy executive officers and directors and Mr. Furbacher is Dynegy Inc., 1000 Louisiana Street, 58th Floor, Houston, TX 77002.

EXECUTIVE OFFICERS

The following table sets forth the name and positions of our executive officers as of March 17, 2008, together with their ages and period of service with us.

Executive Officer	Position	Age as of March 17, 2008	Served with Dynegy Since
Bruce A. Williamson	Chairman of the Board, President and Chief Executive Officer	48	2002

Holli C. Nichols	Executive Vice President and Chief Financial Officer	37	2000

J. Kevin Blodgett	General Counsel, Executive Vice President—Administration	36	2000

Charles C. Cook	Senior Vice President—Strategic Planning, Corporate Business Development and Treasurer	43	1991

Richard W Eimer	Executive Vice President—Operations	59	1971

Jason A. Hochberg	Executive Vice President—Commercial and Market Analytics	36	2007

Lynn A. Lednicky	Executive Vice President—Asset Management, Development and Regulatory Affairs	47	1991

The executive officers named above will serve in such capacities until the next annual meeting of our Board, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office.

Set forth below is additional biographical information with respect to our executive officers.

Bruce A. Williamson has served as Chief Executive Officer and as a director of Dynegy since October 2002, as Chairman of the Board of Dynegy since May 2004 and as President since December 2007. Prior to joining Dynegy, Mr. Williamson served in various capacities with Duke Energy and its affiliates. From August 2001 to October 2002, he served as President and Chief Executive Officer of Duke Energy Global Markets. In this capacity, he was responsible for all Duke Energy business units with global commodities and international business positions. From 1997 to August 2001, he served as Senior Vice President of Business Development and Risk Management and President and Chief Executive Officer at Duke Energy International. Mr. Williamson joined PanEnergy Corporation in June 1995, which then merged with Duke Power in June 1997. Prior to the Duke-PanEnergy merger, he served as PanEnergy’s Vice President of Finance. Before joining PanEnergy, he held positions of increasing responsibility at Shell Oil Company, advancing over a 14-year period to Assistant Treasurer. He currently serves as a director of Questar Corporation.

Holli C. Nichols has served as Executive Vice President and Chief Financial Officer of Dynegy since November 2005. Ms. Nichols is responsible for oversight activities involving strategic planning and corporate business development, financial affairs, including finance and accounting, tax, treasury, risk management, internal audit and investor and credit agency relationships. Ms. Nichols previously served as Senior Vice President and Treasurer from May 2004 to November 2005 and served as Senior Vice President and Controller from June 2003 to May 2004 and as Vice President, Assistant Corporate Controller and Senior Consultant from May 2000 to June 2003. Ms. Nichols joined Dynegy from PricewaterhouseCoopers LLP in May 2000.

J. Kevin Blodgett has served as General Counsel and Executive Vice President—Administration of Dynegy since November 2005. Mr. Blodgett is responsible for our legal and administrative affairs, including legal and regulatory services supporting Dynegy’s operational, commercial and corporate areas, as well as ethics and compliance, human resources, information technology and business services. Mr. Blodgett previously served as Senior Vice President, Human Resources from August 2004 to November 2005, as Group General Counsel—Corporate Finance & Securities and Corporate Secretary from May 2003 to August 2004 and as Assistant General Counsel, Senior Corporate Counsel and Corporate Counsel from October 2000 to May 2003. Mr. Blodgett joined Dynegy from Baker Botts LLP in October 2000.

Charles C. Cook has served as Senior Vice President—Strategic Planning, Corporate Business Development and Treasurer since January 2008. Mr. Cook has direct responsibility for strategic planning and corporate business development as well as, all treasury, finance, insurance and commodity risk control activities. Mr. Cook joined Dynegy’s predecessor, Destec Energy, Inc., in 1991, was promoted to Vice President in 2002, Vice President and Assistant Treasurer in 2003, Vice President of Finance in 2004 and most recently served as Senior Vice President and Treasurer from 2005 until 2007.

Richard W. Eimer has served as Executive Vice President—Operations since January 2008. Mr. Eimer is responsible for the operational management of the Company’s fleet of power generation assets. Mr. Eimer, who joined Dynegy’s predecessor Illinois Power in 1971, was promoted to Senior Vice President in 2000, Senior Vice President of Coal Plant Operations in 2003, and served most recently as Senior Vice President of Operations since 2005.

Jason A. Hochberg has served as Executive Vice President—Commercial and Market Analytics since January 2008. Mr. Hochberg joined Dynegy in April 2007 as Executive Vice President, Strategic Planning and Corporate Business Development following the closing of the LS Power transaction. Prior to joining Dynegy, he served as President of LS Power Development, LLC since 2005. From 2003 to 2005, Mr. Hochberg was head of the LS Power Group’s asset management business, was General Counsel of LS Power Group from 2001 to 2003, and was in-house legal counsel for the LS Power Group from 1999 to 2001. Prior to joining LS Power Group, Mr. Hochberg was an associate at Latham & Watkins LLP.

Lynn A. Lednicky has served as Executive Vice President—Asset Management, Development and Regulatory Affairs since January 2008. Mr. Lednicky is responsible for overall profit and loss in order to ensure Dynegy’s focus on profitability, commercial and operational execution and creating an integrated focal point for financial results for Dynegy’s three operating regions. Prior to this appointment, Mr. Lednicky had served as Executive Vice President, Commercial and Development since January 2007. In this role he was responsible for commercializing Dynegy’s asset base and overseeing Dynegy’s development projects within the power generation business. He previously served as Executive Vice President of Strategic Planning and Corporate Business Development from November 2005 to January 2007, Senior Vice President of Strategic Planning and Corporate Business Development from July 2003 to November 2005 and Senior Vice President of Power Origination from December 2000 to July 2003. Mr. Lednicky joined Dynegy’s predecessor, Destec Energy, Inc., in July 1991.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion should be read together with the compensation tables and disclosures for our Named Executive Officers below under “Executive Compensation.” The following discussion contains statements regarding future company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be considered as statements of our expectations or estimates of results or other guidance.

Executive Summary

Dynegy’s executive compensation program is primarily designed to attract, motivate and retain a highly qualified executive management team capable of managing and growing our power generation business. This program is administered by the Human Resources Committee, which utilized Towers Perrin, an independent compensation consultant, to assist it in discharging its responsibilities for the 2007 performance year. In the following discussion and analysis, we describe in detail our executive compensation philosophy and objectives and the 2007 compensation for each individual who served as (1) our Chief Executive Officer during 2007, (2) our Chief Financial Officer during 2007 and (3) our three other most highly compensated executive officers based on total compensation for 2007, or, collectively, our Named Executive Officers.

The following discussion and analysis is designed to provide insight into Dynegy’s compensation philosophy, practices, plans and decisions. In summary:

•	Dynegy believes that rewards should be competitive, should not be viewed as entitlements and should be based upon the performance of the corporation and the individual executive.

•

Competitive benchmark data, comprised of aggregate industry peer proxy data and general industry survey data, are reviewed by the Human Resources Committee annually when making base salary, short-term incentive and long-term incentive decisions for our Named Executive Officers.

•	The Human Resources Committee exercises its judgment and discretion when reviewing corporate and individual performance relative to pre-determined financial and operational measures.

•	Performance-based equity continues to be a critical tool in rewarding our Named Executive Officers for achievement of long-term shareholder value creation.

•

In determining compensation levels for each Named Executive Officer, the Human Resources Committee considers job responsibilities, experience and performance (both corporate and individual performance) in an attempt to reward and motivate both short-term and long-term value creation for Dynegy’s investors.

Executive Compensation Philosophy

Our executive compensation program reflects a fundamental belief that rewards should be competitive, both in elements and amount, with the broad labor market in which we compete for executive talent, and commensurate with corporate and individual performance. Annually, the Human Resources Committee reviews and updates, where appropriate, Dynegy’s compensation philosophy for consistency with our near-term and long-term business strategy. Dynegy’s “Compensation Guiding Principles,” which are listed below, serve to formalize and document our compensation philosophy. In addition, these principles provide a foundation on which certain compensation decisions are made, as well as a common language for communicating those decisions to executives, employees and stockholders.

•	Our compensation strategy is directed by Dynegy’s core values and business strategy.

•	Our compensation programs should provide reasonable upside potential for exceptional performance, while maintaining competitiveness during market down cycles.

•	Our compensation delivery practices should allow for differential pay levels based on performance.

•	Our key compensation elements—base pay, short-term incentives and long-term incentives—should complement each other.

•	Our variable pay programs should be designed as forward-looking incentives with clear line of sight.

•	Our long-term incentives and stock ownership guidelines should encourage share ownership and a strong link to stockholder interests.

•	Our compensation programs should be designed and administered to encourage sustained long-term growth in Dynegy’s cyclical industry.

•

Our overall compensation strategy should recognize that attraction and retention of key talent is critical to the attainment of Dynegy’s stated business goals and objectives and to the creation of stockholder value.

Executive Compensation Program Objectives

Consistent with the stated purpose and the Compensation Guiding Principles listed above, the structure of our compensation program reflects the following key objectives: (1) Pay for Performance; (2) Market Competitiveness; and (3) Long-Term Stockholder Value.

Pay for Performance.    It is our belief that the variable components of compensation should not be viewed as entitlements, but rather should be awarded to executives for delivering results relative to pre-determined business goals and objectives and for executing on our business strategy to create long-term value for our stockholders. To this end, each year the Board approves a comprehensive set of goals and objectives for the coming year. Our progress, and the Named Executive Officers’ contributions relative to these goals and objectives, is monitored and discussed during the year by the Board and the Human Resources Committee. At year-end, executive compensation awards are made based on the Human Resources Committee’s overall assessment of performance, including the degree to which these goals and objectives have been achieved.

Financial Objectives.    The annual goals and objectives fall into two categories. The first category comprises a set of core financial metrics used by executive management and the Board in assessing our annual performance and communicating that performance to the investment community. For 2007, there were three financial metrics included in this first category: EBITDA(1); Operating Cash Flow, or OCF, and Free Cash Flow, or FCF(2). In early 2007, the Board approved targets for each of these three measures for 2007. At subsequent regular meetings in 2007, executive management updated the Board and the Human Resources Committee on Dynegy’s EBITDA, OCF and FCF performance compared to the original targets. Please read “—Analysis—Named Executive Officer Compensation” below for a discussion of 2007 compensation and the specific performance and financial targets on which such compensation was based.

Operational Objectives.    The second category of goals and objectives are operational in nature and are developed annually by each of our executive officers for his or her respective areas of operational responsibility. These goals and objectives were also defined at the beginning of 2007 and approved by the Board. The Board and the Human Resources Committee were updated as to the executive officers’ performance relative to the approved goals and objectives at regular meetings during 2007 and, at year end, their accomplishments were heavily considered, along with the subjective assessment by the Human Resources Committee regarding the importance of such accomplishments in light of the Company’s business at year end, when determining compensation awards. Please read “—Analysis—Named Executive Officer Compensation” below for a discussion of 2007 compensation and the specific operational performance and targets that influenced such compensation.

In addition to the above-described financial and operational goals and objectives, executive compensation decisions also consider the individual performance of our executive officers. In particular, we have adopted a set of core values that reflect the key leadership qualities and behavioral attributes that our executive compensation program is designed to foster and reward. These qualities and attributes include, among others: honesty and integrity; individual responsibility and accountability; engagement and development of our employees; and doing the right things with an expectation that the right things will happen. In evaluating our Chief Executive Officer from this perspective, the Human Resources Committee conducts an annual performance review of the Chief Executive Officer on behalf of the Board and evaluates his performance based on interaction with him throughout the year. Similarly, the Human Resources Committee, which approves the compensation for our executive officers other than our Chief Executive Officer, consults with the Chief Executive Officer as to his performance review of our other executive officers and their achievements relative to our core values. The Human Resources Committee evaluates and considers financial and operational results, as well as leadership in

(1)	EBITDA can be reconciled to Net income (loss) in our financial statements using the following calculation: Net income (loss) less Income tax benefit (expense), plus Interest expense and Depreciation and amortization expense.
(2)	For the 2007 performance year, FCF can be reconciled to OCF, a U.S. generally accepted accounting principles measure, using the following calculation: OCF plus investing cash flow (consisting of asset sale proceeds less business acquisition costs, capital expenditures and changes in restricted cash).

furtherance of our core values, when determining compensation awards for each Named Executive Officer, in each case based on its subjective judgment and without a precise weight or formula. As a general rule, the Human Resources Committee places greater emphasis on the financial metrics or results, than it does on operational metrics or leadership when making its compensation decisions.

Market Competitiveness.    We believe that in order to attract and retain highly qualified executives, our executive compensation program must be competitive, both in elements and amount, with the broad labor market in which we compete for talent. To support our objective of paying market competitive compensation, each year the Human Resources Committee conducts a detailed competitive evaluation (including, among other things, a review of proprietary and proxy information) with its independent compensation consultant. For 2007, the Human Resources Committee selected Towers Perrin as its independent consultant, primarily based upon the firm’s depth and breadth of expertise in executive compensation and familiarity with our industry. Towers Perrin was engaged to provide consultant advice or services to the Human Resources Committee, collect competitive executive compensation data, assess the competitiveness of our current compensation programs and strategies and provide information on trends, new rules/regulations and laws that may impact executive compensation practices and administration. Towers Perrin reports to and acts at the sole discretion of the Human Resources Committee and is prohibited from performing services for Dynegy management without pre-approval by the Human Resources Committee.

In an attempt to ensure meaningful competitive compensation comparisons for 2007 executive compensation purposes, the Human Resources Committee reviewed and approved Towers Perrin’s approach of constructing our comparative executive compensation data from a combination of peer group proxy reports and published compensation surveys. Towers Perrin collected compensation data from the most recent proxy filings for a group of six comparator companies (AES Corp., Allegheny Energy Inc., Edison International, Mirant Corporation, NRG Energy Inc. and Reliant Energy Inc.). The Human Resources Committee and Towers Perrin believe these companies are somewhat similar in business focus to us and, despite inexact overlap of focus and the limited number of comparator companies, represent useful touch points for executive compensation purposes. These companies are the same comparator companies that were used in 2006. The proxy data collected included base salaries, actual total compensation amounts and long-term incentive award levels for the Chief Executive Officer, Chief Financial Officer and next three highest compensated named executives.

Additionally, Towers Perrin used data from their 2007 Executive Compensation Database and Long-Term Incentive Plan Report to provide data for positions with similar roles and responsibilities as our Named Executive Officers. The survey data was provided from general industry companies with similar characteristics and similar revenues to us and was updated using an assumed annual update factor of 4.0%. The comparator group proxy data described in the preceding paragraph provide an industry-based context for the Human Resources Committee’s executive compensation decisions. However, because of the limited number of comparator companies, the broader focus of their operations and because we compete for talent within a broader general industry, the Human Resources Committee uses this aggregate data merely as a reference point. The general industry survey data primarily is relied upon in determining market competitiveness, as its larger statistical sample size should reflect less variability and volatility. There are approximately 100 companies in the general industry survey group, none of which are considered material on an individual basis because the Human Resources Committee considers the general industry survey group as a whole.

The Human Resources Committee considers comparative data in structuring our compensation program elements and determining the value of each element to be awarded to our executive officers. Based upon this market review, it provides three types of compensation to our executive officers—base salary, annual short-term incentives and long-term incentives. Proportionally, base salary comprised approximately 25% of the Named Executive Officers’ total compensation package for 2007, with annual short-term incentives and long-term incentives comprising approximately 21% and 54%, respectively. This compensation mix generally is consistent with those of our comparator group companies and reflects what we believe is a competitive balance between current and long-term compensation and cash and non-cash compensation. Its emphasis on long-term incentives also is meant to support our stated strategy of pursuing growth opportunities for the benefit of our stockholders. Please read “—Elements of Executive Compensation” below for a detailed discussion of these compensation types and the specific reasons for using them.

Long-Term Stockholder Value.    Our total compensation strategy includes long-term incentive awards designed to align individual executive performance with the interests of our stockholders. In furtherance of this strategy, our long-term incentive awards are targeted generally within range of the 60th percentile of the general industry comparator group, or somewhat higher than the market median. Please read “—Elements of Executive Compensation—Long-Term Incentive Awards” below for further discussion. Additionally, in early 2006, the Corporate Governance and Nominating Committee adopted stock ownership guidelines for members of the executive management team and other of our officers, which further align interests among our executive officers and stockholders. Please read “Corporate Governance—Stock Ownership Guidelines” above for a description of these guidelines.

Potential Impact of Restatements and Ability to Claw Back Compensation Awards.    As stated in our Corporate Governance Guidelines, the Human Resources Committee has a mechanism to address any restatements that may impact our key financial metrics and our financial performance generally. Pursuant to this mechanism, in the event of a material restatement of our financial statements, the Human Resources Committee will review all bonuses and other incentive and equity compensation awarded to executive officers that were based on the achievement of specified performance targets during the period for which such financial results are or will be restated. The Human Resources Committee will take action, as it determines to be appropriate, with respect to any such bonuses or other incentive or equity compensation awards to the extent such specified performance targets were not achieved in light of the restatement, which could include seeking to recover amounts paid. We believe this mechanism allows for remedial action to be taken if executive compensation is awarded for achievement of financial performance that is later determined not to have been achieved, and further aligns our interests with those of our stockholders.

Named Executive Officers.    For 2007, our Named Executive Officers were: Mr. Williamson (Chairman and Chief Executive Officer), Ms. Nichols (Executive Vice President and Chief Financial Officer), Mr. Furbacher (President and Chief Operating Officer), Mr. Blodgett (General Counsel, Executive Vice President—Administration) and Jason Hochberg (Executive Vice President—Strategic Planning & Corporate Business Development). On December 4, 2007, we announced Mr. Furbacher’s retirement, effective December 31, 2007. Concurrent with such announcement, we realigned the roles and responsibilities of the executive management team in an attempt to further drive financial and operational performance. As part of this realignment, Mr. Williamson re-assumed the title of “President” (in addition to his role as Chairman and Chief Executive Officer), Ms. Nichols expanded her scope of responsibilities to include activities involving strategic planning and corporate business development, and Mr. Hochberg assumed the role of Executive Vice President—Commercial and Market Analytics, in each case as of January 1, 2008. Mr. Blodgett’s role as General Counsel, Executive Vice President—Administration remained unchanged. Additionally, Lynn A. Lednicky was named Executive Vice President—Asset Management, Development and Regulatory Affairs, Richard Eimer was named Executive Vice President—Operations and Chuck Cook expanded his role as Senior Vice President, Treasurer to include responsibility for leading the Strategic Planning, Corporate Business Development and Treasury functions. These individuals comprise our current executive management team.

Expiration of Chief Executive Officer Employment Agreement.    Beginning with the start of his employment in October 2002, Mr. Williamson operated under an employment agreement. Similar agreements were in place for several executives employed at that time. Since then, we have moved toward a philosophy of employing executives without employment agreements. Consistent with this approach, Mr. Williamson’s agreement, which was most recently extended from October 2007 to December 2007, was allowed to expire on December 31, 2007 via mutual agreement between Mr. Williamson and the Board. We believe that the compensation, severance and benefit plans offered to our eligible officers provide sufficient reward opportunities and benefits to Mr. Williamson and the other Named Executive Officers.

Beginning January 1, 2008, Mr. Williamson’s employment with us continued on an at-will basis, and Mr. Williamson receives the benefits and protections of our executive severance and other benefit plans or comparable arrangements. In particular, his severance, retirement, death, disability and other employment-related benefits are provided under (1) a Termination of Employment Agreement and Supplemental Benefits Agreement, dated as of November 28, 2007, between us and Mr. Williamson, and (2) the benefit plans, policies and programs provided to our other officers. Those benefits include: (1) continuation of Mr. Williamson’s current annual base salary ($1 million) and an annual short-term incentive target of 100% of his annual base salary, in each case subject to annual review and potential adjustment by the Board; and (2) involuntary termination and good reason termination benefits, including any such benefits applicable following a change in control, in each case generally consistent with the benefits provided to Mr. Williamson pursuant to his employment agreement. Going forward, these benefits are provided under the severance pay plans applicable to our other officers, as such plans may be amended or supplemented from time to time.

Elements of Executive Compensation

As previously described, our executives are eligible to receive three primary forms of compensation: base salary; annual short-term cash incentive awards; and long-term incentive awards.

Base Salary. Base salaries function as the fixed, recurring cash portion of the executive’s total compensation package. In determining the level of base salary for each executive, the Human Resources Committee considers the Named Executive Officer’s job responsibilities, experience and performance. The Human Resources Committee annually reviews external benchmark data (our comparator group proxy data and general industry survey data as described under “—Executive Compensation Philosophy—Market Competitiveness”), provided by its independent compensation consultant, to ensure that base salaries remain competitive. Any adjustments are made based upon the executive’s position relative to competitive market data, as well as individual performance measured against pre-established goals and objectives. For base salaries, based on general industry survey data, we target the 50th percentile as a competitive level of pay. Additional upside, generally up to 20% over the 50th percentile, may be provided in the discretion of the Human Resources Committee to recognize exceptional performance during the year. Similarly, to reflect limited experience or lack of tenure in the position, base salaries may be established up to 20% below the 50th percentile. Thus, generally base salaries will fall in a range of 80% to 120% of the 50th percentile. In our estimation, to target base salaries lower than the 50th percentile of the general industry survey group would restrict our ability to attract and retain key talent; to target a higher percentile would potentially result in greater compensation than is necessary to attract and retain key talent to the detriment of our stockholders. Although we target the 50th percentile, the Human Resources Committee, with input from Towers Perrin, ultimately exercises its judgment while considering competitive data, individual performance, current position relative to the market, and market value when determining base salaries for our Named Executive Officers and may determine to pay base salaries above or below the 50th percentile. Please read “—Analysis—Named Executive Officer Compensation” below for further discussion on the Named Executive Officers’ base salaries.

Short-Term Incentives. Short-term incentives serve as a variable, at-risk element of the executive’s total compensation package based on the attainment of pre-established performance goals and objectives during the performance year. Short-term incentives are generally paid in the form of cash. Our short-term incentive compensation plan is structured to align executive interests with both investor interests and our annual performance goals and objectives. The annual cash incentive bonus opportunity for each executive officer is established at the beginning of the performance year and generally is targeted at the 50th percentile of the market for our comparator companies and commensurate with each executive’s job responsibilities. The short-term incentive for Mr. Williamson is set at the 50th percentile (100% of annual base salary). The short-term incentive target for the other Named Executive Officers is also set at 100% of annual base salary, which brings their target total cash compensation closer to the 75th percentile. While these targets, which serve as a guideline as opposed to providing a basis for a formulaic calculation of actual bonus awards, are above the stated objective of 50th percentile, we believe they are necessary to attract, retain and motivate a highly qualified executive management team. There is upside potential, as an executive’s annual short-term incentive bonus may exceed the target level in the event of exceptional performance by the individual executive and/or Dynegy, in the discretion of the Human Resources Committee. Similarly, annual cash incentives are not guaranteed for our executives and, in the discretion of the Human Resources Committee, corporate performance or individual performance can result in either no annual incentive bonus or an annual incentive bonus award that is less than the target level.

In addition to our financial and operational performance during the performance year, the determination of any short-term incentive award is dependent on the individual executive’s performance. The Human Resources Committee, in making its determination of compensation levels, uses its discretion to determine how these items should impact the short-term incentive award for each Named Executive Officer. Our annual short-term incentive targets, and any approved payments, are reviewed annually with the Human Resources Committee’s independent compensation consultant. Please read “—Analysis—Named Executive Officer Compensation” below for further discussion of the Named Executive Officers’ short-term incentive awards for the 2007 performance year.

Beginning with the 2008 performance year, the Human Resources Committee formally established threshold, target and maximum performance levels to be used as guidelines when determining funding levels for the short-term incentive program. Similar to the 2007 performance year, when determining funding levels for short-term incentives, the Human Resources Committee has established guidelines pursuant to which financial results will be considered to a larger extent (75% of total funding) than operational results (25% of total funding). For 2008, formal threshold, target and maximum performance levels have been established for each financial measure (EBITDA, OCF, FCF(1) and General and Administrative, or G&A), with the EBITDA financial measure serving as the principle factor weighed in terms of goal attainment. Similar targets have been established for each of the operational measures. Additionally, 50% of the funding that is generally available for operational performance will be based on attainment of functional specific measures. At the end of the 2008 performance year, the Human Resources Committee will use these measures as guidelines when determining funding levels, which will generally be between 50% and 150% of base salary assuming threshold performance has been attained.

2008 Short-Term Incentive Program

Financial Performance (75% of total funding):

•	Attainment of EBITDA, OCF, FCF and G&A goals; and

•	Weighted at 75%; EBITDA serve as the principle factor.

Operational Performance (24% of total funding):

•	Attainment of objectives to our 2008 strategy (weighted at 12.5%); and

•	Attainment of objectives related to functional-specific (Operations, Finance, etc.) strategic objectives (weighted at 12.5%).

Attainment and Funding:

•	Target (80%), Threshold (100%) and Maximum (120%) performance levels to be determined by the Human Resources Committee; and

•	Funding to range from 50% (if threshold performance is reached) to 150% (for maximum performance) as determined by the Human Resources Committee.

Ultimately, the final decision to fund and award short-term incentive awards will be based on the discretion and judgment of the Human Resources Committee after considering all factors it believes to be relevant.

(1)	For the 2008 performance year, FCF can be reconciled to OCF, a U.S. generally accepted accounting principles measure, using the following calculation: OCF less maintenance and environmental capital expenditures.

Long-Term Incentive Awards.    Long-term incentive awards serve as the most significant at-risk element of the executive’s total compensation package and focus on the attainment of long-term performance goals and objectives, which are deemed instrumental in creating long-term value for investors. Long-term incentives, in the form of equity-based awards that generally do not fully vest until three years after the grant date, are structured to achieve a variety of long-term objectives, including: retaining executives; aligning executives’ financial interests with the interests of investors; and rewarding the achievement of long-term specified strategic goals and/or superior stock price performance. We generally target within a range of the 60th percentile of the market for long-term incentive awards. For awards granted in April 2007 to each Named Executive Officer, the Human Resources Committee also considered the following: the vesting of all previously issued equity awards upon closing of the LS Power Merger, which reduced the retentive value associated with those previously issued equity awards; and the value created as a result of the LS Power Merger closing, which should position us to be a leader in the consolidating power generation industry. The Human Resources Committee’s objective was to provide reward opportunities for the achievement of long-term specified strategic goals and superior stock price performance, while ensuring an appropriate level of equity holding to aid in the retention of our Named Executive Officers. Taking these factors into consideration, the Human Resources Committee determined that the long-term incentive awards granted in April 2007 would be significantly increased above the prior year’s target of the 60th percentile.

For 2008, it is our belief that by targeting within the range of the 60th percentile for long-term incentive awards, we will achieve alignment of the near-term and long-term interests of our executives with those of our stockholders, and further support our stated emphasis on opportunistic growth. While the Human Resources Committee believes that the long-term incentive opportunity appropriately motivates our executive officers to implement strategies to grow as an independent power producer, award levels above the 60th percentile may be targeted and paid when appropriate in the discretion of the Human Resources Committee.

The Human Resources Committee has traditionally granted long-term incentive awards to our executive officers in the form of stock options and restricted stock. Restricted stock and stock options tie directly to the performance of our common stock and provide the executive an incentive to build long-term value for our investors. Restricted stock and stock options also provide an effective means of executive retention because the awards are focused over the longer term and vest over a period (or at the end) of three years. The Human Resources Committee believes that this approach provides an appropriate balance of vesting schedules for our executive officers. The market competitiveness of this mix is reviewed annually by the Human Resources Committee with its independent compensation consultant. The number of stock options awarded is typically based on the Black Scholes valuation model, while the number of restricted shares awarded is typically based on the fair market value of our common stock as of the date of grant. Long-term awards for executive officers are generally granted at the same time that annual cash incentive awards are paid for the performance in the prior year.

Beginning in 2006 and again in both 2007 and 2008, a portion of each executive’s long-term incentive award value was made in the form of performance units. For awards granted in 2007 and 2008, in each case for the prior performance year, the Human Resources Committee chose to base the performance units on long-term stock price performance.

The long-term incentive awards granted to our executives are structured as follows:

LTI Award Element	Percentage of LTI Award Value	Vesting Schedule
Stock Options	40%	Ratable vesting of 1/3 each year
Restricted Stock	20%	Cliff vesting on the three-year anniversary of the grant date
Performance Units	40%	Award, if any, determined at the end of the three-year performance period

Equity Grant Practices.    The Human Resources Committee oversees our equity-based compensation plans. In carrying out its duties, the Human Resources Committee may from time to time authorize the granting of stock options or other equity-based awards pursuant to the terms and conditions of such plans. As a matter of policy, the Human Resources Committee generally grants stock options, restricted stock and other equity-based awards in conjunction with the annual compensation cycle. All such award grants are made at a scheduled meeting of the Human Resources Committee during the first several months of the year, and the exercise price of any stock option grant is the closing price of our Class A common stock on the date of the Human Resources Committee’s meeting (the grant date). These and the other terms of any stock option or other equity-based award grants are documented in the form of one or more award agreements approved by the Human Resources Committee on or before the grant date.

From time to time, the Human Resources Committee may determine that it is desirable or appropriate to grant stock options or other equity-based awards to an individual upon employment by or commencement of service with us. The Human Resources Committee must approve any such stock option or other equity-based grants at a meeting, which may be telephonic. The exercise price of any such stock option grants is the closing price of our Class A common stock on the date of the meeting, which will constitute the grant date.

Executive Perquisites.    In reviewing the total compensation packages for our Named Executive Officers with its independent compensation consultant, the Human Resources Committee reviews executive perquisites on an annual basis. Our internal assessment of perquisites provided to Named Executive Officers during 2007 revealed that perquisites generally were limited to cell phones and personal digital assistants, primarily used for business purposes.

During 2007, security assessments were conducted by a third party at the homes of each Named Executive Officer. These assessments were conducted primarily because of the relationship between environmental activism and our increased profile as a coal plant operator and developer following the LS Power Merger, as well as a benchmark analysis of us compared to corporate security services provided to executives at similar public companies. Based on the results of these assessments, certain enhanced home security measures, which we believe further the interests of our stockholders, were recommended for the Named Executive Officers. Mr. Williamson’s home security system was upgraded at a cost of approximately $22,000. Upgrades were also installed at the home of Ms. Nichols at a cost of approximately $28,000. Similar security enhancements have also been approved for the other Named Executive Officers, with work commencing in 2008. While the Human Resources Committee will continue to assess the competitiveness of executive perquisites, it believes the current limited use of this element of total compensation is appropriate.

Other Compensation and Benefit Plans.    Qualified benefit plans comprise additional elements of the total compensation packages for our Named Executive Officers. Each Named Executive Officer is eligible, as are all our corporate employees, to participate in our 401(k) Plan, which provides for a dollar-for-dollar match of up to 5% of contributed salary payable in the form of Class A common stock (capped at $15,500 for 2007). The Named Executive Officers are also eligible for qualified pension benefits under the Dynegy Inc. Retirement Plan, or the Retirement Plan. This pension benefit, in the form of the Portable Retirement Benefit, or PRB, portion of the Retirement Plan, provides a defined benefit that grows each year at a variable rate (30-year Treasury rate). This benefit, introduced in 2001, provides an annual contribution of 6% of the Named Executive Officer’s salary (capped at $225,000 for 2007). Our contributions to the 401(k) Plan vest at a rate of 25% per year and contributions to the PRB vest at a rate of 33.33% per year as of January 1, 2008. All of our Named Executive Officers are fully vested in all our past and future contributions based on their years of service.

During its review of survey and proxy data, Towers Perrin also assessed the prevalence of perquisites and supplemental benefits in the broad labor market and among our peers. Towers Perrin noted that a majority of our general industry comparator companies provide supplemental executive retirement benefits in the form of a restoration plan. After careful review and consideration, the Human Resources Committee recently approved a benefits restoration plan to restore the benefits lost by our officers as a result of statutory limitations that apply to our qualified plans. The key elements of the restoration plan include:

•	All employees earning in excess of qualified plan limits are eligible (for 2008, the limit is $230,000);

•	Definition of plan pay under the restoration plans will mirror our existing qualified plans (base pay); and

•	Accrued benefits will be paid in the form of a lump sum, with the intent to cover service from the plan effective date of January 1, 2008.

Additionally, the Human Resources Committee recently approved enhancements to the life insurance and disability benefits provided to all officers, including the Named Executive Officers. These enhancements provide for an increase in the Company-paid supplemental life insurance benefit from an amount equal to base salary to an amount equal to two times base salary for each officer and also provide a lump sum payment in an amount equal to annual base salary for officers that qualify for long-term disability under our existing long-term benefit plans. These enhancements (effective January 1, 2008) were considered and approved by the Human Resources Committee as a way of providing increased long-term supplemental benefits and income security in the event of death or disability to our most senior leaders across the organization, thereby furthering our ability to attract and retain key senior leadership.

We also have a legacy non-qualified executive deferred compensation plan, or Deferred Compensation Plan. The Deferred Compensation Plan was suspended in 2003 and no contributions have been made under the Deferred Compensation Plan since that time.

Change in Control Arrangements.    We have entered into arrangements and maintain plans that require us to provide specified payments and benefits to the Named Executive Officers in connection with a change in control. These plans and payments are described below under “Executive Compensation—Potential Payments Upon Termination or Change in Control.” In particular, a Change in Control supplement to our Amended and Restated Executive Severance Pay Plan, as amended (referred to as our Change in Control Plan), provides for the vesting of outstanding equity-based awards and the payment of certain severance benefits to our executives in connection with a “change in control,” as defined in the Change in Control Plan. The Change in Control Plan, approved by the Human Resources Committee in 2003 after consultation with an independent compensation consultant, was adopted to enable us to attract and retain critical talent in a marketplace with a potential for industry consolidation and significant shortfalls in the executive talent pool projected over the following five years.

Before April 2, 2007, our Change in Control Plan defined “change in control” to include:

•

a merger, consolidation or the sale of assets or equity interests that results in (1) the equity securities holders immediately prior to such event no longer being entitled to 60% or more of the votes eligible to be cast in the election of directors in the resulting entity or (2) the Board members immediately prior to such event no longer constitute at least a majority of the Board of the resulting entity;

•	a dissolution or liquidation of Dynegy (under Illinois statutes);

•

any person or group gains ownership or control of more than 20% (40% in the case of ownership or control by Chevron Corporation) of the combined voting power of the outstanding securities of (1) Dynegy, if we have has not engaged in a merger or consolidation, or (2) the resulting entity, if we have engaged in a merger or consolidation;

•	a contested election of directors which results in members of the Board immediately before such election ceasing to constitute a majority of the Board;

•	the adoption by the Board or the Human Resources Committee of a resolution declaring that a change in control has occurred; or

•

a consolidation, merger or sale of the assets of a principal business unit to another entity not affiliated with us, or the Board or the Human Resources Committee adopts a resolution declaring that a change in control has occurred with respect to the principal business unit (in both cases only executives employed by the principal business unit are entitled to severance benefits in connection with such change in control).

On April 2, 2007, the Human Resources Committee approved an amendment to the Change in Control Plan to modify the definition of “change in control.” The references to Illinois statutes were deleted to reflect our incorporation in Delaware. In addition, the clause of the “change in control” definition applicable to principal business units was removed because it no longer applies to our corporate structure. This amendment was approved to provide a more precise definition of a “change in control.”

The Human Resources Committee further modified the “change in control” definition included in all long-term incentive award agreements for such awards granted on April 2, 2007 and March 6, 2008, to include:

•

a merger, consolidation or the sale of assets or equity interests that results in (1) the equity securities holders immediately prior to such event no longer being entitled to 51% or more of the votes eligible to be cast in the election of directors in the resulting entity, or (2) the Board members immediately prior to such event no longer constituting at least a majority of the Board of the resulting entity; or

•

any person or group gains ownership or control of 50% or more of the combined voting power of the outstanding securities of (1) Dynegy, if we have not engaged in a merger or consolidation, or (2) the resulting entity, if we have engaged in a merger or consolidation.

This modification will continue to allow vesting of outstanding equity awards upon consummation of a change in control, with the resulting types of change in control events that will trigger vesting being more limited than under the prior definition.

Our current Change in Control Plan is set to terminate on April 2, 2008. The Human Resources Committee, together with its independent compensation consultant, reviewed the current change in Control Plan relative to comparable plans maintained by similarly situated companies. On the basis of that review, the Human Resources Committee authorized the preparation and adoption of a replacement change in control plan, meant to be effective April 2, 2008. This replacement plan generally will be the same as the existing plan with a few notable differences:

•	The protection period following the occurrence of a change in control was increased from 12 months to 24 months;

•	The severance multiple for Senior Vice Presidents was increased from 1.5 multiplied by annual base salary and target short-term incentive bonus to 2.0; and

•	The change in control definition was revised to mirror the language contained in all long-term incentive award agreements for such awards granted on April 2, 2007 and March 6, 2008 as noted above.

The Human Resources Committee believes that given the likelihood of further power industry consolidation, the continued provision of change in control benefits will be necessary to enable us to attract and retain highly qualified executive talent.

Analysis

Determination of Named Executive Officer Compensation.    The Board has delegated to the Human Resources Committee, through its committee charter, the following responsibilities with respect to Named Executive Officer compensation:

•

Review and approve our goals and objectives relevant to compensation of our Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of these goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation based on this evaluation; and

•	Review and approve the compensation for our other Named Executive Officers.

The Board’s independent directors determine the Chief Executive Officer’s annual compensation after the annual evaluation of the Chief Executive Officer’s performance and consideration of recommendations from the Human Resources Committee.

The Chief Executive Officer, with the assistance of our Human Resources department, presents a number of compensation alternatives for the executives that report to him consistent with his views of their overall contributions during the performance year. These alternatives are reviewed and considered by the Human Resources Committee, with input from its independent compensation consultant, when approving the compensation for our non-Chief Executive Officer executive officers.

LS Power Merger.    The LS Power Merger, completed on April 2, 2007, represented a critical milestone in our efforts to both run and grow our business. The closing of the merger also constituted a change in control under our Executive Severance Pay Plan as it existed at that time. This resulted in the accelerated vesting of all previously issued, and unvested, equity awards upon closing, as previously disclosed. As all equity awards granted prior to 2005 had otherwise vested by the time of the expected closing, this accelerated vesting impacted the unvested portions of long-term incentives granted in 2005 and 2006.

The following provides additional information as to the impact of the accelerated vesting for each Named Executive Officer:

•

Stock option awards for our Named Executive Officers were granted under a three-year ratable vesting schedule with 1/3 of the awards vesting each year. The closing of the LS Power Merger resulted in the accelerated vesting of the remaining 1/3 unvested portion for the 2005 awards and the remaining 2/3 unvested portion of the 2006 awards. The vested awards will be exercisable for the remaining option term (10 years from the date of the initial award).

•

Restricted stock awards, or RSAs, were granted under a three-year cliff vesting schedule for our Named Executive Officers. As a result of the closing of the LS Power Merger, the restrictions lapsed on all outstanding RSAs granted in 2005 and 2006. Each restricted share is equal to the value of a share of Class A common stock.

•

The use of performance unit awards was adopted by the Human Resources Committee in 2006. At that time, performance unit awards represented 20% of the total long-term incentive award value for the Named Executive Officers. These units, valued at $100 per unit, were based upon the attainment of certain OCF targets at threshold, target or maximum levels over a three-year performance period. Under the performance unit agreements, the closing of the LS Power Merger triggered vesting and a cash payment to each Named Executive Officer as if the OCF performance goals were achieved at the target level, or 100%.

The previously unvested long-term incentives for each Named Executive Officer that vested as a result of the LS Power Merger were as follows:

Named Officer	Unvested Stock Options	Restricted Stock	Performance Units
Bruce A. Williamson	1,877,248	360,261	8,000
Stephen A. Furbacher	843,597	68,251	2,000
Holli C. Nichols	223,124	28,672	1,000
J. Kevin Blodgett	181,090	30,854	1,000
Jason Hochberg(1)	0	0	0

(1)	Mr. Hochberg, who joined us on April 2, 2007, had not previously been granted long-term incentive awards and thus was not impacted by this accelerated vesting.

Named Executive Officer Compensation.    For the 2007 performance year, the following financial and operational goals and objectives for short-term incentive awards were recommended by management and approved by the Board at the beginning of the year. These goals and objectives, as supplemented by more detailed supporting goals and objectives put forth by our Named Executive Officers, provided a framework for the Human Resources Committee to assess our 2007 performance and to determine the Named Executive Officers’ compensation. Relative weights were not expressly assigned to any or all of these goals and objectives. Additionally, the financial performance goals were based on various assumptions, including assumptions with respect to commodity prices, with the understanding that our actual financial performance would be assessed based on actual commodity prices and factors considered relevant by the Human Resources Committee at the time the short-term incentive award is approved.

Financial Performance	• EBITDA target of $1,072 million

• OCF target of $660 million

• FCF target of $631 million

Measured Growth	• Pursue selected asset acquisitions that are accretive to stockholder value, and build scale and scope in key regions

•        Capture potential value from growth through development activities by successfully implementing a construction management function, and by advancing at least one project in the Development Joint Venture to the point of construction financing

Operational Excellence	• Operate our assets safely, reliably, efficiently, and in a manner friendly to the environment

• Manage fuel for, and output from, our assets in a way that captures market opportunities within the context of our control structure

•        Continue to develop timely and useful management tools, reports, business processes and benchmark data for control, planning and improvement purposes, with an emphasis on simplicity and cost effectiveness

LS Power Merger

•        Integration

•        Obtain regulatory and shareholder approvals and close transaction by end of the first quarter of 2007

•        Complete systems integration so that business operations are captured in our information systems

•        Develop and implement strategies to capture value opportunities inherent in the transaction

• Execute 2007 Financing Plan to maximize growth potential balanced with cost effectiveness, simplicity and stockholder value

• Complete portfolio optimization activities

People	• Develop and implement a comprehensive attraction and recruiting strategy that routinely and efficiently fills open positions with top talent and builds qualified bench strength in targeted areas

•        Enhance training and development programs and other retention measures through People Development Committees, enhanced use of technology and other media, with the objective of an annual attrition rate of 6%

2007 Performance Assessment.    The Human Resources Committee assessed our performance for 2007 based on its attainment of the foregoing goals and objectives and the performance-related factors that it considered to be relevant. In assessing our financial performance for 2007, the Human Resources Committee considered our EBITDA, OCF and FCF as reported in its year-end financial results. It also considered the effect of several unusual events and impairments that could not have been anticipated and were not contemplated when our EBITDA, OCF and FCF targets were established, including payments made to settle certain legacy litigation matters, which payments were believed to be in the best interests of our stockholders. Finally, the Human Resources Committee considered the impact of commodity prices and our commercial strategy, going into 2007, of maintaining commodity price exposure for a sizeable portion of its generation capacity.

In addition to our 2007 financial performance, the Human Resources Committee also considered management’s attainment of the operational goals and objectives described above for purposes of assessing our corporate performance and the performance of the Named Executive Officers individually. Among other things, the Human Resources Committee considered the following:

•	LS Power merger closing and successful integration;

•	Successful progress towards optimizing the combined Dynegy-LS Power portfolio (including the completed sale of CoGen Lyondell and reaching an agreement to sell the Calcasieu power plant);

•	Completion of refinancing and assumption of construction management for the Plum Point power plant under construction in Arkansas;

•	Completion of all major commercial agreements and initiation of construction processes at the Sandy Creek power plant in Texas;

•	Safety and environmental performance of our power generation fleet, which exceeded all 2007 targets; and

•	Our operations facilities exceeded 90% in-market availability for 2007.

In considering performance on the financial objectives, the Human Resources Committee concluded, after adjusting for price and other relevant items as further described above, performance relative to EBITDA fell short (approximately 5%) of the targeted goal. The Human Resources Committee considers EBITDA performance more heavily than the other financial metrics, so overall financial performance for 2007 was assessed at just below the target metrics. In terms of operational performance, the Human Resources Committee considered the notable accomplishments of the successful completion and integration related to the LS Power Merger, continued progress with project development efforts and the outstanding operational performance within the power generation fleet, among others, and concluded that we and the Named Executive Officers exceeded target operational performance during 2007.

Base Salary Determinations.    In determining the level of base salary for each Named Executive Officer, in addition to their contributions during the 2007 performance year and the overall nature and responsibility of each position, relative comparability to the median base salary paid to those in similar roles within the comparator group was considered. The Human Resources Committee determined that the base salary for Mr. Williamson was appropriately aligned at the 50th percentile compared to those in similar positions within both the general industry and proxy comparative groups. Accordingly, Mr. Williamson’s annual base salary will remain at $1,000,000.

At the close of 2007, Mr. Furbacher announced his retirement effective December 31, 2007. Related to Mr. Furbacher’s retirement, the Board and our Chief Executive Officer reviewed the executive management team and realigned the leadership structure. Accordingly, Mr. Williamson and the Human Resources Committee reviewed the salaries of the Named Executive Officers (excluding Mr. Williamson) and determined that adjustments should be considered for each in conjunction with these changes. It was determined that the salary for Ms. Nichols would be increased to $500,000 to reflect her performance in leading the finance function and the Human Resources Committee’s desire to attain better alignment of her salary with those of individuals in similar finance executive positions as identified in the general industry survey benchmark data discussed earlier. Mr. Blodgett’s salary was increased to $425,000 in consideration of his continued strong leadership of both the Legal and Administration functions and after analysis of the general industry survey benchmark data discussed earlier. Based on Mr. Hochberg’s prior compensation package with LS Power and the desire to have him join the executive management team post-merger, Mr. Hochberg’s salary was set at $500,000 on April 2, 2007. Based on his current position relative to the aggregate comparative data, the Human Resources Committee elected not to increase Mr. Hochberg’s salary for 2008. Mr. Furbacher retired December 31, 2007 and therefore did not receive a base salary increase. The chart below illustrates the base salaries for each Named Executive Officer as of January 1, 2008, or in the case of Mr. Furbacher, as of his retirement on December 31, 2007. In determining the salary for each Named Executive Officer, the Human Resources Committee takes into account individual performance, market data from our general industry survey, time in position and other relevant factors. The differences in salaries among the Named Executive Officers reflect the Human Resources Committee’s review of these factors.

Named Executive Officer	2007 Base Salary	2008 Base Salary
Bruce A. Williamson	$1,000,000	$1,000,000
Stephen A. Furbacher	$525,000	$0
Holli C. Nichols	$370,000	$500,000
Jason Hochberg	$500,000	$500,000
J. Kevin Blodgett	$370,000	$425,000

Short-Term Incentive Determinations.    In determining short-term incentive awards for 2007, our performance and the contributions of each Named Executive Officer during the 2007 performance year were considered. In its review of Mr. Williamson’s performance during 2007, the Human Resources Committee considered Mr. Williamson’s leadership role relative to our 2007 financial and operational performance as further described above. The Human Resources Committee further considered other aspects of Mr. Williamson’s performance, including his oversight and execution of the LS Power Merger , his effective communications with our investor base and his continued demonstration of integrity, accountability and the other key leadership qualities and behavioral attributes that our executive compensation program is designed to foster and reward. After considering these various factors, as well as the slightly below target financial performance and above target operational performance achieved by us during 2007 as further described above, the Human Resources Committee concluded with respect to Mr. Williamson’s performance and recommended, and the Board approved, an annual short-term incentive award at 90% of his target award ($900,000).

In considering the performance during 2007 for the other Named Executive Officers, the Human Resources Committee considered, among others, the following notable accomplishments:

•

Mr. Furbacher’s principled leadership as our President and Chief Operating Officer, which contributed to an exceptional year within Operations, both fiscally and operationally. The function was well under budget on expenses and accomplished above-target performance for in-market availability and safety and environmental matters.

•

Ms. Nichols’ effective guidance and execution of our capital structure reformation following the LS Power Merger, including the successful execution of a $1.6 billion offering of Unsecured Bonds in May 2007 with an investment grade covenant package. This critical financing, which occurred just as the credit markets were collapsing in the wake of the sub-prime mortgage crisis, eliminated the project debt assumed in the LS Power Merger and provided our overall capital structure with ample flexibility and stability.

•

Mr. Blodgett’s successful oversight and execution of our efforts related to the close of the LS Power Merger, including the successful proxy solicitation and the integration of people, processes and systems across both organizations. Additionally, he and his team successfully resolved significant remaining major legacy litigation through economical settlements and exceeded expectations on a significant legal recovery matter.

•

Mr. Hochberg, who joined us after the completed transaction with LS Power in April 2007, effectively led our corporate development activities. In particular, Mr. Hochberg’s team exceeded expectations in opportunistically monetizing a non-controlling ownership interest in the Plum Point development project, completing the sale of CoGen Lyondell and executing an agreement to sell the Calcasieu power plant (closing expected in the first half of 2008).

Based on its assessment of the foregoing accomplishments, and the perceived value of such accomplishments relative to our business and prospects, the Human Resources Committee approved short-term incentive awards at approximately 90% of target for Messrs. Furbacher, Blodgett and Hochberg and at approximately 95% of target for Ms. Nichols. The chart below illustrates the short-term incentive award for each Named Executive Officer and the amount earned as a percent of his or her 2007 base salary.

Named Executive Officer	Short-Term Incentive Target (as a percent of base salary)	Award Earned as a Percent of 2007 Base Salary	Award Amount
Bruce A. Williamson	100%	90%	$900,000
Stephen A. Furbacher	100%	90%	$472,500
Jason Hochberg	100%	90%	$450,000
Holli C. Nichols	100%	95%	$351,500
J. Kevin Blodgett	100%	90%	$333,000

Long-Term Incentive Determinations.    As a means of maintaining continued alignment of the Named Executive Officers’ long-term incentives with the interests of investors, the Human Resources Committee, with input from Towers Perrin, considered various alternatives for granting long-term incentive awards for the 2007 performance year. The Human Resources Committee’s objective was to reward the achievement of long-term specified strategic goals and superior stock price performance, and ensuring an appropriate level of equity holdings to aid in the retention of our Named Executive Officers. The chart below illustrates the long-term incentive award for each Named Executive Officer.

Named Executive Officer	2008 Equity Award Value	Stock Options (40%)	Restricted Stock (20%)	Performance Units (40%)
Bruce A. Williamson	$4,000,000	$1,600,000	$800,000	$1,600,000
Stephen A. Furbacher	$0	$0	$0	$0
Holli C. Nichols	$1,000,000	$400,000	$200,000	$400,000
Jason Hochberg	$875,000	$350,000	$175,000	$350,000
J. Kevin Blodgett	$743,750	$297,500	$148,750	$297,500

The above-described stock options and restricted shares were granted to the Named Executive Officers on March 6, 2008 at a meeting of the Human Resources Committee. The stock options vest equally in three annual installments and have an exercise price equal to $7.48, the market price of our Class A common stock on the grant date. The restricted stock awards vest in full on the three-year anniversary of the grant date.

The above-described performance units were also granted to the Named Executive Officers on March 6, 2008 at a meeting of the Human Resources Committee. The performance units are intended to further motivate the Named Executive Officers to create long-term value for our stockholders as reflected in the trading price of its Class A common stock. The Human Resources Committee chose to base the performance units on long-term stock price performance because it believes it provides a simple, transparent and meaningful measure of our performance relative to its long-term goal of creating value for stockholders. The material terms of the performance units are summarized below:

•	Denominated in $100 units, which are payable in the form of cash or stock, at the Human Resources Committee’s discretion;

•	Payment (if any) to be made in March 2011 based on our stock price performance over the three-year performance period;

•	Ending share price will be the average closing price of our Class A common stock during February 2011;

•	Awards are payable at threshold, target and maximum levels as illustrated in the table below;

•	The Human Resources Committee determined the performance goal share price based on the average closing price of its Class A common stock during February 2008;

•

The threshold, target and maximum share price performance goals represent compound annual growth rates above the closing price of our Class A common stock on the date the awards were granted ($7.48) over the three-year performance period of approximately 9%, 16%, and 22%, respectively, and, in the judgment of the Human Resources Committee, represent appropriate performance goals for share price growth; and

•

In the event a “change in control” occurs during the performance period, provided the ending share price would entitle participants to receive a performance award, the payment will be determined by using either, as applicable (1) the agreed price per share received by our stockholders as a result of the change in control, or if there is no agreed price per share, then (2) the average closing share price for the 20 consecutive trading days immediately preceding the effective date of the change in control, as the ending share price for the performance period.

	Threshold	Target	Maximum
Performance Goal—Achieved Share Price	$10.00	$12.00	$14.00
Award Level (% of each $100 performance unit)(1)	0%	100%	200%

(1)	Resulting payment levels between Achieved Share Prices will be interpolated.

Tax Implications

As part of its role, the Human Resources Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) generally affects our federal income tax deduction for compensation paid to our Chief Executive Officer and four other highest paid executive officers in excess of $1 million each. To the extent compensation is “performance-based” within the meaning of Section 162(m), the Section’s limitations will not apply. Our 2000 and 2002 Long-Term Incentive Plans, pursuant to which long-term incentive awards are granted to the Named Executive Officers, were approved by the Board and its stockholders and generally were structured to qualify as performance-based compensation plans under Section 162(m). A majority of the long-term incentive awards granted under these plans are designed to meet the requirements of Section 162(m). The Human Resources Committee generally strives to make awards under our plans that are intended to qualify as performance-based compensation under Section 162(m); however, in certain situations, compensation paid to our Chief Executive Officer and other executive officers that may not meet the standards of deductibility under Section 162(m) may be approved if determined by the Human Resources Committee to be appropriate under the circumstances. A recent Revenue Ruling issued by the Internal Revenue Service holds that effective January 1, 2009, compensation is not performance-based under Section 162(m) if it is payable upon an executive’s voluntary or involuntary termination without regard to the attainment of performance goals. We are reviewing the impact of this ruling on the future tax treatment of our incentive compensation and will consider action as deemed necessary. We believe that all short-term incentive and long-term incentive awards to the Named Executive Officers for 2007 performance are deductible for tax purposes.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

Our executive compensation program is administered and reviewed by the Human Resources Committee, which currently consists of Messrs. Biegler (Chairman), Clark, Mazanec and Trubeck, all of whom are independent directors pursuant to the NYSE Listed Company Standards. The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted by the members of the Human Resources Committee of the Board:

David W. Biegler, Chairman

Thomas D. Clark

George L. Mazanec

William L. Trubeck

EXECUTIVE COMPENSATION

Summary Compensation Table for 2006 and 2007

The following table sets forth certain information regarding the compensation earned by or awarded to our Named Executive Officers for 2006 and 2007.

Name and Principal Position	Year	Salary(1)	Bonus(3)	Stock Awards(4)	Option Awards(4)		Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonquali- fied Deferred Compensa- tion Earnings(6)	All Other Compensation(8)	Total
Bruce A. Williamson	2006	$1,000,000	$—	$1,521,032	$1,860,655		$1,000,000	$17,299	$31,573	$5,430,559
Chairman, President and Chief Executive Officer	2007	$1,000,000	$—	$2,635,231	$3,140,013	(7)	$900,000	$14,743	$67,817	$7,757,804

Stephen A. Furbacher(2)	2006	$490,385	$—	$229,703	$427,161		$490,385	$17,758	$30,696	$1,686,088
Former President and Chief Operating Officer	2007	$520,192	$—	$938,674	$1,193,291		$472,500	$17,084	$32,933	$3,174,674

Holli C. Nichols	2006	$290,000	$—	$95,067	$187,039		$290,000	$18,440	$26,954	$907,500
Executive Vice President and Chief Financial Officer	2007	$354,615	$—	$400,164	$487,742		$351,500	$13,612	$66,552	$1,674,185

J. Kevin Blodgett	2006	$290,000	$—	$92,292	$190,506		$290,000	$17,633	$26,901	$907,332
General Counsel and Executive Vice President—Administration	2007	$354,615	$—	$367,846	$444,903		$333,000	$13,214	$28,128	$1,541,706

Jason Hochberg	2006	$—	$—	$—	$—		$—	$—	$—	$—
Executive Vice President—Commercial and Market Analytics	2007	$355,769	$400,000	$282,606	$365,663		$450,000	$10,316	$111,840	$1,976,194

(1)	Amounts include salary earned for a full 12 months with the exception of Mr. Hochberg, who joined us as an Executive Vice President following the LS Power Merger on April 2, 2007. Mr. Hochberg’s salary includes salary earned from such date through year end.
(2)	Mr. Furbacher retired effective December 31, 2007.
(3)	The bonus amount reflected for Mr. Hochberg represents a sign-on bonus paid upon his hire date of April 2, 2007.
(4)	The amounts shown under “Stock Awards” and “Option Awards” for 2006 and 2007 reflect the dollar amount recognized for financial statement reporting purposes for restricted stock awards and performance unit awards, in the case of “Stock Awards,” and option awards, in the case of “Option Awards,” calculated in accordance with FAS No. 123R. Please see the discussion of the assumptions used in such valuation in Note 19 and Note 20 of the Notes to Consolidated Financial Statements in our 2006 and 2007 Forms 10-K, respectively. In general, FAS 123R requires the amounts for all equity-based awards to employees to be recognized in the income statement based on their fair values. The compensation costs associated with our equity-based awards are generally recognized in the income statement over the vesting period based on the grant date fair value of the award. Amounts for performance unit awards are accrued based on the expected payout of the awards and are re-evaluated at the end of each reporting period. Because these awards are expected to be settled in cash or stock, they will be expensed over the vesting period, with the corresponding liability recognized on the balance sheet. In connection with the closing of the LS Power Merger on April 2, 2007 (see “Transactions with Related Persons, Promoters and Certain Control Persons—The LS Power Merger” below), all of the Named Executive Officers’ option awards granted prior to April 2, 2007 vested, the restrictions lapsed on all of the restricted stock awards granted prior to April 2, 2007. In addition, each Named Executive Officer received a cash payment for performance unit awards granted prior to April 2, 2007 based on the assumption that the performance goals contained in the performance unit award agreements had been achieved at the target level as required by the terms of such agreements. However, only the amount that was recognized as an incremental expense to the company for the year(s) reported under FAS 123R is included in the Summary Compensation Table. The table does not include information regarding equity-based awards related to 2007 performance that were granted to the Named Executive Officers in March 2008. For a discussion of these equity-based awards, please read “Compensation Discussion and Analysis—Named Executive Officer Compensation” above.
(5)	The amounts shown under “Non-Equity Incentive Plan Compensation” for 2006 and 2007 reflect cash bonuses awarded under the Dynegy Inc. Incentive Compensation Plan. The 2006 bonuses were earned in 2006 and paid in March 2007 and the 2007 bonuses were earned in 2007 and paid in March 2008.
(6)	The amounts shown for 2006 and 2007 reflect changes in pension value under the Dynegy Inc. Retirement Plan, as none of the Named Executive Officers participate in the Deferred Compensation Plan.
(7)

On March 16, 2006, our Board approved an exchange transaction with Mr. Williamson to address uncertainties created by proposed regulations issued in late 2005 pursuant to Section 409A of the Internal Revenue Code. Under the terms of the transaction, we cancelled all stock options held by Mr. Williamson as of March 16, 2006. As consideration for the cancellation of these stock options, on March 16, 2006, we granted Mr. Williamson 967,707 stock options under our 2002 Long Term Incentive Plan at an exercise price of $4.88, which equaled the closing price per share of our Class A common stock on March 16, 2006. The amount of $442,562 is the amount recognized as the incremental expense associated with this option grant to the company for 2007 under FAS 123R. We also agreed to pay Mr. Williamson $5,565,187 in cash based on the in-the-money value of Mr. Williamson’s vested stock options as of March 16, 2006. This cash payment, which included interest accrued annually at 7.5%, was made on January 15, 2007. The terms of the transaction are set forth in the Agreement Concerning Employment Agreement and Stock Options dated as of March 16, 2006 between Dynegy and Mr. Williamson.

(8)	The amounts shown as “All Other Compensation” for 2006 and 2007 are included in the following table:

Name	Year	Perquisites and Other Personal Benefits($)(1)	Tax Reimbursements($)(2)	401(k) Plan Contributions	Portable Retirement Plan Contributions	Life Insurance Premiums(3)	Total
Bruce A. Williamson	2006	$—	$—	$11,000	$13,200	$7,373	$31,573
	2007	$23,154	$12,540	$11,250	$13,500	$7,373	$67,817
Stephen A. Furbacher	2006	$—	$—	$11,000	$13,200	$6,496	$30,696
	2007	$—	$—	$11,250	$13,500	$8,183	$32,933
Holli C. Nichols	2006	$—	$—	$11,000	$13,200	$2,754	$26,954
	2007	$28,261	$10,163	$11,250	$13,500	$3,378	$66,552
J. Kevin Blodgett	2006	$—	$—	$11,000	$13,200	$2,701	$26,901
	2007	$—	$—	$11,250	$13,500	$3,378	$28,128
Jason Hochberg	2006	$—	$—	$—	$—	$—	$—
	2007	$74,821	$16,023	$3,962	$13,500	$3,534	$111,840

(1)	Amounts shown under “Perquisites and Other Personal Benefits” for 2007 include enhancements to home security systems for Mr. Williamson and Ms. Nichols in the amount of $21,826 and $28,261, respectively, personal use of company aircraft for Mr. Williamson in the amount of $1,328 and relocation expenses for Mr. Hochberg in the amount of $74,821.
(2)	Amounts shown under “Tax Reimbursements” for 2007 represent tax gross-ups for Mr. Williamson, Ms. Nichols and Mr. Hochberg for their Perquisites and Other Personal Benefits.
(3)	As of December 31, 2007, life insurance premiums are paid by us for all employees for a benefit of one times their annual salary.

Grants of Plan-Based Awards in 2007

The following table sets forth certain information with respect to each grant of an award made to the Named Executive Officers in 2007 under the Dynegy Inc. 2000 Long-Term Incentive Plan (unless otherwise indicated).

	Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All Other Stock Awards Number of Shares of Stock or Units (3)	All Other Option Awards Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Stretch	Maximum
Bruce A. Williamson	4/2/07	$—	$1,000,000	$—	—	—	—	—	165,461	651,732	$9.67	$4,800,000
	4/24/07	$—	$—	$—	0	32,000	64,000	96,000	—	—	$—	$—
Stephen A. Furbacher	4/2/07	$—	$520,192	$—	—	—	—	—	43,434	171,080	$9.67	$1,260,000
	4/24/07	$—	$—	$—	0	8,400	16,800	25,200	—	—	$—	$—
Holli C. Nichols	4/2/07	$—	$354,615	$—	—	—	—	—	36,195	142,567	$9.67	$1,050,000
	4/24/07	$—	$—	$—	0	7,000	14,000	21,000	—	—	$—	$—
J. Kevin Blodgett	4/2/07	$—	$354,615	$—	—	—	—	—	31,024	122,200	$9.67	$900,000
	4/24/07	$—	$—	$—	0	6,000	12,000	18,000	—	—	$—	$—
Jason Hochberg	4/2/07	$—	$500,000	$—	—	—	—	—	41,366	162,933	$9.67	$1,200,000
	4/24/07	$—	$—	$—	0	8,000	16,000	24,000	—	—	$—	$—

(1)	The amounts shown represent the awards that could be earned by the Named Executive Officers under the Dynegy Inc. Incentive Compensation Plan for 2007. The Incentive Compensation Plan for 2007 provided for a target payout and did not include threshold or maximum amounts payable. Target was set at 100% of salary earned except for Mr. Hochberg which was set at 100% of base salary. The actual payouts under the Incentive Compensation Plan were determined in March 2008 and are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”
(2)	In April 2007, performance units were granted under the 2000 Long-Term Incentive Plan. The performance units are denominated in $100 units, payable in cash or Class A common stock at the discretion of the Human Resources Committee at the end of a three-year performance period based on the achievement of certain performance goals.
(3)	The amounts shown under “All Other Stock Awards” reflect restricted stock awards granted to the Named Executive Officers in 2007. Restricted stock awards vest three years from date of grant.
(4)	The amounts shown under “All Other Option Awards” reflect the number of shares of Class A common stock underlying stock option awards granted to the Named Executive Officers in 2007. Stock options have a three-year ratable vesting schedule, with 1/3 of each award vesting each year.
(5)	The amounts shown under “Grant Date Fair Value of Stock and Option Awards” reflect the grant date fair value computed in accordance with FAS 123R. Please see the discussion of the assumptions used in such valuation in Note 20 of the Notes to Consolidated Financial Statements in our 2007 Form 10-K.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth certain information regarding unexercised option awards, unvested stock awards and performance unit awards made to each Named Executive Officer that were outstanding as of December 31, 2007. The table does not include information regarding equity-based awards related to 2007 performance that were granted to the Named Executive Officers in March 2008. For a discussion of these equity-based awards, please read “Compensation Discussion and Analysis—Named Executive Officer Compensation” above. The vesting schedules for each type of award are described in the footnotes to the table, and the vesting date for each award can be determined by referring to the grant date for each award in the table.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
Bruce A. Williamson	03/16/06	1,887,248	—	$4.88	03/16/16	—	$—	—	$—
	04/02/07	—	651,732	$9.67	04/02/17	165,461	$1,181,392	—	$—
	04/24/07	—	—	$—	—	—	$—	32,000	$3,200,000
Stephen A. Furbacher(6)	11/19/98	63,304	—	$10.01	11/19/08	—	$—	—	$—
	11/19/99	121,407	—	$16.62	11/19/09	—	$—	—	$—
	01/19/01	60,000	—	$47.19	03/31/08	—	$—	—	$—
	12/20/01	87,779	—	$23.85	03/31/08	—	$—	—	$—
	02/04/03	90,000	—	$1.77	03/31/08	—	$—	—	$—
	02/10/04	79,575	—	$4.48	12/31/08	—	$—	—	$—
	01/19/05	88,798	—	$4.30	12/31/12	—	$—	—	$—
	03/16/06	229,886	—	$4.88	12/31/12	—	$—	—	$—
	04/02/07	—	171,080	$9.67	12/31/12	43,434	$310,119	—	$—
	04/24/07	—	—	—	—	—	$—	8,400	$840,000
Holli C. Nichols	05/22/00	3,690	—	$35.28	05/22/10	—	$—	—	$—
	01/19/01	8,482	—	$47.19	01/19/11	—	$—	—	$—
	09/28/01	16,233	—	$34.65	09/29/11	—	$—	—	$—
	12/20/01	13,008	—	$23.85	12/21/11	—	$—	—	$—
	02/10/04	19,129	—	$4.48	02/10/14	—	$—	—	$—
	01/19/05	26,639	—	$4.30	01/19/15	—	$—	—	$—
	03/16/06	114,943	—	$4.88	03/16/16	—	$—	—	$—
	04/02/07	—	142,567	$9.67	04/02/07	36,195	$258,432	—	$—
	04/24/07	—	—	—	—	—	—	7,000	$700,000
J. Kevin Blodgett	10/16/00	2,571	—	$50.63	10/16/10	—	$—	—	$—
	01/19/01	3,337	—	$47.19	01/19/11	—	$—	—	$—
	12/20/01	7,077	—	$23.85	12/20/11	—	$—	—	$—
	04/02/07	—	122,200	$9.67	04/02/17	31,024	$221,511	—	$—
	04/24/07	—	—	$—	—	—	$—	6,000	$600,000
Jason Hochberg	04/02/07	—	162,933	$9.67	04/02/17	41,366	$295,353	—	$—
	04/24/07	—	—	$—	—	—	$—	8,000	$800,000

(1)	Stock options have a three-year ratable vesting schedule, with 1/3 of each award vesting each year.
(2)	Restricted stock awards vest three years from the date of grant.
(3)	The market value of the restricted stock awards is based on the closing market price of our Class A common stock on December 31, 2007 of $7.14.
(4)	Performance unit awards generally are determined at the end of a three-year performance period, except in special circumstances, including a change in control.
(5)	The market value of the performance units is based on achieving the target level for such awards.
(6)	Mr. Furbacher retired as of December 31, 2007. Upon retirement, option expiration dates are reduced in accordance with the applicable grant agreements associated with each option award. Mr. Furbacher’s unvested options awarded in 2007 will continue to vest over the applicable vesting period as noted in Footnote 1 above and will expire five years from his retirement date. Option awards previously vested have option expiration terms varying from three months to five years after retirement or the end of the option term, whichever is less.

Option Exercises and Stock Vested in 2007

The following table sets for certain information regarding the exercise of options and the vesting of stock awards by each Named Executive Officer during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bruce A. Williamson	—	$—	795,529	$6,735,176
Stephen A. Furbacher	—	$—	105,360	$937,191
Holli C. Nichols	21,000	$131,790	40,391	$364,799
J. Kevin Blodgett	168,105	$696,897	38,667	$356,721
Jason Hochberg	—	$—	—	$—

Pension Benefits

The following table sets forth certain information with respect to the Retirement Plan as it provides for payment at, following, or in connection with retirement for the Named Executive Officers as of December 31, 2007.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Bruce A. Williamson	Dynegy Inc. Retirement Plan	5.17	$72,082	—
Stephen A. Furbacher	Dynegy Inc. Retirement Plan	7.00	$93,435	—
Holli C. Nichols	Dynegy Inc. Retirement Plan	7.00	$70,756	—
J. Kevin Blodgett	Dynegy Inc. Retirement Plan	7.00	$65,241	—
Jason Hochberg	Dynegy Inc. Retirement Plan	0.67	$10,316	—

(1)	Dynegy’s contributions to the Retirement Plan vest at a rate of 25% per year. All of our Named Executive Officers are fully vested in all past and future Dynegy contributions based on their years of credited service. For vesting purposes only, Mr. Hochberg was credited 8.83 years of prior service with LS Power.

Our Named Executive Officers are eligible for qualified pension benefits only under the Retirement Plan. The pension benefit is based on the portable retirement benefit portion of the Retirement Plan, which provides a defined benefit that grows each year at a variable rate (30-year Treasury rate). This benefit, which was introduced in 2001, provides an annual contribution of 6% of each Named Executive Officer’s salary, capped at $225,000 for 2007.

The present value of accumulated benefits payable to each of the Named Executive Officers under the Retirement Plan was determined using assumptions consistent with those used in Note 21 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

Nonqualified Deferred Compensation

The Deferred Compensation Plan, a legacy nonqualified executive compensation deferral program, was suspended in 2003. No Named Executive Officers participate in the program.

Potential Payments Upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans, as described below that require us to provide certain payments and benefits to some or all of our Named Executive Officers as a result of voluntary resignation, for cause and without cause termination, constructive termination, a change in control, retirement, death, and disability. We generally seek to minimize the number of employment agreements we have with our senior executives. At present, none of our executive officers are party to an employment agreement with us.

Termination of Bruce A. Williamson Employment Agreement. Mr. Williamson entered into an employment agreement with Dynegy Illinois upon becoming its President and Chief Executive Officer effective October 23, 2002. Dynegy Illinois amended Mr. Williamson’s employment agreement on August 17, 2005, September 15, 2005, March 16, 2006 and August 23, 2007. These amendments, among other things, renewed and extended Mr. Williamson’s employment agreement through December 31, 2007.

The Board, including the Human Resources Committee thereof, completed a review of Mr. Williamson’s employment agreement and the potential applicability of regulations promulgated under Section 409A of the Internal Revenue Code. In connection with the conclusion of that review, the Board and Mr. Williamson mutually agreed to continue Mr. Williamson’s employment without an employment agreement and, therefore, to terminate Mr. Williamson’s employment agreement effective as of December 31, 2007. For more information please read “Compensation Discussion and Analysis—Executive Compensation Program Objectives—Expiration of Chief Executive Officer Employment Agreement”.

Voluntary Resignation and Termination for Cause. Except as otherwise described under “Severance-Eligible Terminations” and “Change in Control,” our Named Executive Officers are not entitled to payments or benefits in connection with a voluntary resignation or termination for cause, other than payments for amounts due before such termination. Under our company policy applicable to all employees, a Named Executive Officer terminated under such circumstances would be entitled to vacation pay accrued up to the month of termination. A Named Executive Officer would be able to exercise any vested options on or before the date of termination upon termination for cause and for a 90-day period after the date of termination upon a voluntary resignation. Vested options that were not exercised on or before the date of termination, in the case of termination for cause, or before the end of the 90-day period, in the case of voluntary resignation, unvested options, restricted stock and performance units would all be forfeited upon termination in accordance with the applicable award agreement.

Severance-Eligible Terminations. Pursuant to our Amended and Restated Executive Severance Pay Plan, effective January 1, 2008, or our Executive Severance Pay Plan, our executives are entitled to payment of severance benefits if their employment is terminated due to a reduction in work force, a position elimination or an office closing, or, effective January 1, 2008, an involuntary termination without cause or upon a “good reason” termination. A good reason termination is defined as a voluntary resignation following a material reduction in base salary. Severance benefits under the Executive Severance Pay Plan, which are payable in a lump sum include:

•

severance pay equal to one month of base pay for each full, completed year of continuous service with us and a pro-rated amount for each partial year of continuous service, subject to the following requirements:

•	for the Chief Executive Officer and Chief Operating Officer, 24 months of base pay;

•	for any Executive Vice President, 12 months of base pay;

•	for any Senior Vice President, minimum nine months and a maximum of 12 months of base pay; and

•	for any Vice President or Managing Director, minimum six months and a maximum of 12 months of base pay;

•

continued participation in our group health care plan that provides medical and dental coverage for a period of time equal to the number of months of base pay such executive receives under the Executive Severance Pay Plan, provided the executive continues to pay premiums at active employee rates, with such coverage ending immediately upon the executive obtaining new employment and eligibility for similar coverage; and

•

outplacement assistance benefits, as determined by the plan administrator, for a period of time equal to the minimum number of months of base pay such executive is entitled to receive under the Executive Severance Pay Plan, with such benefits paid directly to the outplacement assistance provider and not to the executive in a lump sum.

Change in Control. The Second Supplement to the Dynegy Inc. Executive Severance Pay Plan, as amended, or the Change in Control Plan, provides for the vesting of outstanding equity-based awards and the payment of certain severance benefits to our executives in connection with a “change in control,” as defined in the Change in Control Plan.

Under the Change in Control Plan, any outstanding stock options, restricted stock awards, phantom stock and other equity-based awards previously granted to our executives will immediately vest upon the occurrence of a “change in control” and will be exercisable from such date for the lesser of (1) five years from the date of the “change in control,” (2) the remaining period of time for exercise of the award under the applicable award agreement, or (3) such period of time as the Board may determine in connection with the “change in control” in the exercise of its discretion under the applicable plan.

In addition, each of our executives is entitled to severance benefits if, no earlier than 60 days before or within one year of a “change in control,” such executive is subject to an “involuntary termination,” as defined in the Change in Control Plan. In general, an executive experiences an “involuntary termination” if such executive is:

•	terminated without cause; or

•	suffers a material reduction in authority or duties, a reduction in base salary or relocation to a location 50 miles or more from the previous principal employment location.

Severance benefits under the Change in Control Plan include:

•	a lump sum cash payment equal to

•

for the Chief Executive Officer or Chief Operating Officer, 2.99 times such executive’s “annual compensation,” which is defined in the agreement as the sum of any covered executive’s (1) annual base salary and (2) target cash bonus under our short-term incentive plans, for the period in which employment is terminated;

•	for any Executive Vice President, 2.50 times such executive’s annual compensation;

•	for any Senior Vice President or Vice President, 1.50 times such executive’s annual compensation;

•	for any Managing Director, 1.00 times such executive’s annual compensation;

•

a lump sum cash payment equal to the aggregate target annual incentive compensation under any applicable short-term incentive compensation plan for the fiscal year during which such termination of employment occurs (determined as if all applicable goals and targets had been satisfied in full), pro-rated to the date of such executive’s termination;

•

all medical, dental and vision benefits maintained for such executive as of the termination date, contingent upon continued payment of premiums by such executive at active employee rates for a period equal to (1) 36 months from termination for the Chief Executive Officer and Chief Operating Officer, (2) 30 months from termination for any Executive Vice President, (3) 18 months for any Senior Vice President or Vice President, and (4) 12 months for any Managing Director; and

•	outplacement assistance benefits at least equivalent to those that would have been provided to the Named Executive Officer before the “change in control.”

The foregoing benefits may be subject to the following material conditions or obligations:

•	honor a confidentiality agreement;

•	honor a non-solicitation agreement for a period of 24 months; and

•	honor a non-compete agreement for a period of 24 months within a 50 mile radius of any of our offices.

Excise Tax Reimbursement Policy. Effective January 1, 2008, our Excise Tax Reimbursement Policy provides that any employees at the level of Managing Director or above who incur excise taxes under Section 4999 of the Internal Revenue Code, as a result of a payment or distribution, shall receive an additional payment in an amount equal to the excise tax, interest on the excise tax amount and any penalties related to the excise tax payment imposed upon the employee.

Retirement. Mr. Furbacher retired as of December 31, 2007 and thus will receive payments described in “—Pension Benefits” above.

Disability or Death. All of our employees may elect to participate in our disability policy, and any participating employee would be entitled to long-term disability benefits under such disability policy if he or she paid the required premiums. All of our Named Executive Officers have elected to participate in our disability policy. Under such policy, effective January 1, 2008, all employees at the level of Vice President or above are entitled to 12 months of monthly base salary that is in effect on the date that the employee is determined to be disabled. Additionally, employees at the level of Vice President or above are also provided with additional basic life insurance coverage as supplemental life insurance equal to 12 months of monthly base salary.

Effective January 1, 2008, in the event of death, the medical, dental and vision benefits that we maintained for the deceased employee at the level of Vice President or above and his or her family would be maintained for 12 months after the date of death, provided that such employee’s covered dependents continue to pay the required premiums. Health benefits in the event of disability vary depending on the type of disability. Such employee’s 401(k) Plan contributions and Retirement Plan benefits would be paid to his or her estate upon death and would be paid out in accordance with their original terms upon disability.

In addition, each Named Executive Officer’s equity-based awards would vest upon death or disability in accordance with the applicable award agreement.

Potential Payments and Benefits. The following tables describe the estimated potential payments we would have been required to make to our Named Executive Officers under the employment agreements and severance and change in control plans, as applicable, upon termination of their employment under various circumstances. The following assumptions and general principles apply with respect to these tables:

•	The amounts shown assume the applicable termination event took place on December 31, 2007, the last business day of the year;

•	The price per share used to calculate the value of the equity-based payments is the closing price of our Class A common stock on December 31, 2007 of $7.14;

•	The amounts shown as “Base salary” under the “Change in Control” column are the lump sum cash payments described as annual compensation under “—Change in Control;”

•

In the event of a termination in connection with a constructive termination, involuntary termination without cause, retirement, death, or disability, performance unit awards would be paid out in accordance with their original schedule and upon satisfaction of the applicable performance criteria; provided however, in the event of a constructive or an involuntary termination without cause the payment, if any, would be prorated by multiplying the payment by a fraction, the numerator of which would be the number of calendar days that elapsed between the date of termination and the effective date of the award and the denominator of which would be 1,080. For purposes of the tables, the payout amounts for performance units in connection with such terminations are calculated at the target level, although the actual payout, if any, at the end of the applicable three-year performance period could be at the threshold or maximum depending on the achievement of the performance goals;

•

In the event of a termination in connection with a change in control, performance unit awards payout would be determined by using either the agreed price per share received by our stockholders as a result of the change in control transaction, or if there is no agreed price per share then the average closing share price for the twenty (20) consecutive trading days immediately preceding the effective date of the change in control. The latter was used in determining payouts below. Since the average price per share for the twenty (20) days prior to December 31, 2007 was less than the target established for the 2007 Performance Awards, there would be no payout;

•

The amounts shown for “Medical, dental and vision benefits” under the “Severance-eligible terminations” column assume that the applicable Named Executive Officer continued to participate in our group health care for the maximum period of time permitted for such Named Executive Officer under the Executive Severance Pay Plan; and

•

The amounts shown for “Accidental death & dismemberment insurance proceeds” under the “Disability” column is the maximum payment available under the applicable accidental death and disability policy. The actual value could be lower depending on the type of disability.

	Voluntary Resignation / For Cause Termination(1)	Constructive Termination / Without Cause Termination	Change in Control(2)	Disability(3)	Death
Bruce A. Williamson
Base salary	$—	$2,000,000	$7,176,000	$1,000,000	$1,000,000
Short-term incentive bonus	—	—	1,000,000	—	—
Vested/accelerated stock options(4)	4,265,180	4,265,180	4,265,180	4,265,180	4,265,180
Accelerated restricted stock	—	1,181,392	1,181,392	1,181,392	1,181,392
Accelerated performance units	—	797,037	—	3,200,000	3,200,000
Incremental non-qualified pension	—	24,750	24,750	—	—
Medical, dental and vision benefits	—	25,738	36,608	12,869	12,869
Life insurance proceeds	—	—	—	—	1,000,000
Accidental death & dismemberment insurance proceeds	—	—	—	1,000,000	1,000,000
Out-placement services	—	12,000	12,000	—	—
280G gross-up	—	1,021,243	4,563,575	—	—

Total	$4,265,180	$9,327,340	$18,259,505	$10,659,441	$11,659,441

(1)	Mr. Williamson would be able to exercise any options vested on or before the day of termination.
(2)	Under Mr. Williamson’s former employment agreement, Mr. Williamson was entitled to receive a lump sum cash payment equal to 2.99 times the greater of (1) the sum of his (A) annual base salary ($1,000,000) and (B) target annual cash bonus under our incentive plans, for the year in which employment is terminated (100% of base salary) or (2) the sum of his (A) average annual base salary ($1,000,000) and (B) average annual cash bonus under our incentive plans, for the three calendar years immediately prior to the calendar year in which his employment is terminated ($1,400,000). The second option was used to calculate “Base Salary” under the “Change in Control” column. As described under “—Termination of Bruce A. Williamson Employment Agreement,” as of January 1, 2008 he is entitled to payment of severance benefits under our Executive Severance Pay Plan if his employment is terminated due to a reduction in work force, a position elimination or an office closing, or an involuntary termination as further described under “—Severance-Eligible Terminations.”
(3)	Mr. Williamson would not receive long-term disability benefits until approximately year four of his continued disability as the disability payments to which he would be entitled under his former Employment Agreement would offset the long-term disability benefits to which he would have been entitled under our disability policy until that time. As described under “—Death or Disability,” as of January 1, 2008, he is entitled to 12 months of monthly base salary that is in effect on the date that he is determined to be disabled. Additionally, he is provided with additional basic life insurance coverage as supplemental life insurance equal to 12 months of monthly base salary. As of January 1, 2008, Mr. Williamson’s monthly base salary was $83,333.

(4)	As of December 31, 2007, the strike price for all of Mr. Williamson’s unvested options was higher than the value of the stock. The value shown represents vested options with strike prices lower than the closing stock price on December 31, 2007.

Retirement
Stephen A. Furbacher
Base salary	$—
Short-term incentive bonus	525,000
Accelerated stock options	1,458,178
Accelerated restricted stock	310,119
Accelerated performance units	840,000
Incremental non-qualified pension	—
Medical, dental and vision benefits	—
Life insurance proceeds	—
Accidental death & dismemberment insurance proceeds	—
Out-placement services	—
280G gross-up	—

Total	$3,133,297

(1)	Mr. Furbacher retired as of December 31, 2007. The Human Resources Committee approved a payout of Mr. Furbacher’s Short Term Incentive award for 2007 effective at the time all other short-term incentive payments were made in March 2008. Restricted stock and performance units awarded to Mr. Furbacher in April 2007 will vest on the third anniversary of the Grant Date as if he remained an employee. Mr. Furbacher’s unvested options awarded in 2007 will continue to vest over the applicable vesting period and will expire five years from his retirement date. Option awards previously vested have option expiration terms varying from three months to five years after retirement or the end of the option term, whichever is less. For purposes of this table the Restricted stock value and Stock option value are calculated based on the value of our stock at December 31, 2007. Amounts could increase or decrease based on stock value at the time of vesting. For performance awards, the payout is calculated at target but could pay at minimum, stretch or maximum based on performance measurement criteria.

	Voluntary Resignation / For Cause Termination(1)	Severance- Eligible Terminations(2)	Change in Control	Disability(3)	Death
Holli C. Nichols
Base salary	$—	$370,000	$1,850,000	$222,000	$—
Short-term incentive bonus	—	—	370,000	—	—
Vested/accelerated stock options(4)	126,538	386,309	386,309	386,309	386,309
Accelerated restricted stock	—	64,369	258,432	258,432	258,432
Accelerated performance units	—	160,093	—	700,000	700,000
Incremental non-qualified pension	—	—	—	—	—
Medical, dental and vision benefits	—	4,254	4,254	—	1,064
Life insurance proceeds	—	—	—	—	370,000
Accidental death & dismemberment insurance proceeds	—	—	—	370,000	370,000
Out-placement services	—	12,000	12,000	—	—
280G gross-up	—	133,059	1,174,178	—	—

Total	$126,538	$1,130,084	$4,055,173	$1,936,741	$2,085,805

J. Kevin Blodgett
Base salary	$—	$370,000	$1,850,000	$222,000	$—
Short-term incentive bonus	—	—	370,000	—	—
Vested/accelerated stock options(4)	—	—	—	—	—
Accelerated restricted stock	—	55,173	221,511	221,511	221,511
Accelerated performance units	—	137,222	—	600,000	600,000
Incremental non-qualified pension	—	—	—	—	—
Medical, dental and vision benefits	—	11,382	11,382	—	2,846
Life insurance proceeds	—	—	—	—	370,000
Accidental death & dismemberment insurance proceeds	—	—	—	370,000	370,000
Out-placement services	—	12,000	12,000	—	—
280G gross-up	—	133,059	1,174,178	—	—

Total	—	$718,836	$3,639,071	$1,413,511	$1,564,357

Jason Hochberg(5)
Base salary	$—	$500,000	$500,000	$300,000	—
Short-term incentive bonus	—	—	—	—	—
Vested/accelerated stock options(4)	—	—	—	—	—
Accelerated restricted stock	295,353	73,565	295,353	295,353	295,353
Accelerated performance units (6)	182,963	182,963	—	800,000	800,000
Incremental non-qualified pension	—	—	—	—	—
Medical, dental and vision benefits	—	11,820	11,820	—	2,955
Life insurance proceeds	—	—	—	—	500,000
Accidental death & dismemberment insurance proceeds	—	—	—	500,000	500,000
Out-placement services	—	12,000	12,000	—	—
280G gross-up	—	208,104	494,886	—	—

Total	$478,316	$988,452	$1,314,059	$1,895,353	$2,098,308

(1)	Messrs. Blodgett and Hochberg and Ms. Nichols would be able to exercise any options vested on or before the day of termination.
(2)

Our Named Executive Officers were entitled to payment of severance benefits under our Executive Severance Pay Plan if their employment was terminated due to a reduction in work force, position elimination, office closing, or mutually satisfactory resignation. On January 1, 2008, the Executive Severance Pay Plan was amended and restated, which eliminated the mutually satisfactory resignation as an eligible event and added involuntary termination and good reason resignation as eligible events. For more information on current benefits please see information described under “—Severance-Eligible Terminations.”
(3)	Named Executive Officers would be entitled to 60% per year of their respective base salaries in effect at the time they became disabled for the duration of their disability or until they reached 65 years of age. As described under “—Death or Disability,” as of January 1, 2008, the Named Executive Officer’s are entitled to 12 months of monthly base salary that is in effect on the date that they are determined to be disabled. Additionally, they are provided with additional basic life insurance coverage as supplemental life insurance equal to 12 months of monthly base salary.
(4)	As of December 31, 2007, the strike price for all the unvested options of Messrs. Blodgett and Hochberg and Ms. Nichols was higher than the value of the stock. The value shown for Mr. Blodgett and Ms. Nichols represents vested options with strike prices lower than the closing stock price on December 31, 2007.
(5)	In the case of a voluntary termination, Mr. Hochberg would not be entitled to restricted stock or performance units. In the case of a mutually satisfactory resignation, Mr. Hochberg’s stock option awards will continue to become exercisable and vest and Mr. Hochberg may exercise the option, to the extent not previously exercised, at any time up to and including the date ten years after the date of termination or the end of the option term, whichever is less. As of December 31, 2007, Mr. Hochberg had no vested stock options. For unvested restricted stock awarded to Mr. Hochberg, all forfeiture restrictions shall lapse with respect to all of the restricted shares on the third anniversary of the grant date as if Mr. Hochberg had been continuously employed by Dynegy.
(6)	Performance units shall be treated as if Mr. Hochberg had been continuously employed by Dynegy through the performance award payment date. Payment would be made as if under a constructive termination.

Compensation Committee Interlocks and Insider Participation

The Human Resources Committee has neither interlocks nor insider participation.

AUDIT AND COMPLIANCE COMMITTEE REPORT

Our Board has established an Audit and Compliance Committee of independent directors, which operates under a written charter adopted by the Board. The charter, which was amended and restated in November 2007, is available in the “Corporate Governance” section of our web site at www.dynegy.com. Our management is responsible for establishing a system of internal controls and for preparing our consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accountants, Ernst & Young LLP, are responsible for auditing our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing their report based on that audit. Under the Audit and Compliance Committee’s charter, the primary function of the Audit and Compliance Committee is to assist the Board in fulfilling its oversight responsibilities as to (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements and our Code of Business Conduct and Ethics, (3) the independent registered public accountants’ qualifications and independence, (4) the performance of our internal audit function and the independent registered public accountants and (5) the performance of our risk assessment and risk management policies. The Audit and Compliance Committee is also directly responsible for selecting and evaluating the independent registered public accountants, reviewing, with the independent registered public accountants, the plans and scope of the audit engagement and reviewing with the independent registered public accountants their objectivity and independence.

In connection with the preparation of the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007:

•	The Audit and Compliance Committee reviewed and discussed the audited financial statements with the independent registered public accountants and management.

•

The Audit and Compliance Committee discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In general, these auditing standards require the independent registered public accountants to communicate to the Audit and Compliance Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates and audit adjustments; disagreements with management; and the independent registered public accountants’ judgment about the quality of our accounting principles.

•

The Audit and Compliance Committee received from the independent registered public accountants the written disclosures and the letter regarding their independence required by Independence Standards Board Standard No. 1 and discussed with the independent registered public accountants their independence. In general, Independence Standards Board Standard No. 1 requires the independent registered public accountants to disclose to the Audit and Compliance Committee any relationship between the independent registered public accountants and its related entities and us that in the independent registered public accountants’ professional judgment may reasonably be thought to bear on independence. The Audit and Compliance Committee also considered whether the independent registered public accountants’ provision of non-audit services to us was compatible with maintaining their independence.

Based on the review and discussions noted above, the Audit and Compliance Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2007 be included in our Annual Report on Form 10-K filed with the SEC.

This report is submitted by the members of the Audit and Compliance Committee of the Board as of March 5, 2008:

William L. Trubeck, Chairman

Victor E. Grijalva

George L. Mazanec

Howard B. Sheppard

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Principal Accounting Fees and Services

The firm of PricewaterhouseCoopers LLP, or PwC, was our independent registered public accountant from 2002 through the review of our unaudited financial statements for the first quarter ending March 31, 2007. On April 11, 2007, the Audit and Compliance Committee recommended and approved the dismissal of PwC as independent registered public accountants of Dynegy, Dynegy Illinois and Dynegy Holdings Inc., or DHI. PwC completed its procedures regarding the unaudited financial statements of Dynegy Illinois and DHI for the quarter ended March 31, 2007 and the quarterly reports on Form 10-Q in which such financial statements were included.

The reports of PwC on the consolidated financial statements of Dynegy Illinois and DHI for the fiscal years ended December 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle, except that such reports contained an explanatory paragraph disclosing that each such entity was subject to substantial litigation and that each such entity’s ongoing liquidity, financial position and operating results may be adversely impacted by the nature, timing and amount of the resolution of such litigation.

During the fiscal year ended December 31, 2006, and through May 9, 2007 for Dynegy Illinois and May 14, 2007 for DHI, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report on the financial statements of Dynegy Illinois and DHI for such years. Additionally, there were no disagreements with Dynegy through May 9, 2007. During the fiscal year ended December 31, 2006, and through May 9, 2007 for Dynegy Illinois and May 14, 2007 for DHI, there were no reportable events described under Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses described below:

•

As disclosed in their annual reports on Form 10-K for the year ended December 31, 2006, Dynegy Illinois and DHI previously had material weaknesses related to (1) a failure to maintain effective controls over the completeness and accuracy of the tax provision and deferred income tax balances in accordance with generally accepted accounting principles as of December 31, 2004 and 2005 and September 30, 2006 and (2) a failure to maintain effective internal control over its financial reporting due to a material weakness in its processes, procedures and controls related to the calculation and analysis of its risk management asset and liability balances during the nine-month period ended September 30, 2006. Both material weaknesses were remediated as of December 31, 2006. Dynegy Illinois and DHI have authorized PwC to respond fully to the inquiries of the successor independent registered public accountant concerning the subject matter of each of the two material weaknesses described above.

PwC was asked to furnish us a letter, addressed to the SEC, stating whether or not it agreed with the above statements. A copy of PwC’s letter to the SEC dated May 15, 2007 is attached as Exhibit 16.1A to our current report on Form 8-K/A filed with the SEC on May 15, 2007.

Also on April 11, 2007, our Audit and Compliance Committee approved the selection of Ernst & Young LLP, or E&Y, as the independent registered public accountant to examine our accounts and the accounts of our consolidated subsidiaries for the year ending December 31, 2007, commencing with the review of our unaudited financial statements for the second quarter ending June 30, 2007. On May 7, 2007, E&Y was engaged as our independent registered accountant. During the fiscal year ended December 31, 2006, and through May 14, 2007, neither Dynegy, Dynegy Illinois, DHI, nor anyone on their behalf, consulted E&Y regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered with respect to the financial statements of Dynegy, Dynegy Illinois and DHI; or (2) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in paragraph 304 (a)(1)(v) of Regulation S-K).

Set forth below is a summary of the fees we paid PwC and E&Y for professional services while serving as the principal accountants for the years ended December 31, 2007 and 2006.

	2007 E&Y(1)	2007 PwC(2)	2006 PwC(3)
	(in thousands)
Audit Fees	$1,610	$1,950	$3,489
Audit-Related Fees	45	373	441
Tax Fees	62	—	—
All Other Fees	—	—	—

Total Fees	$1,717	$2,323	$3,930

(1)	Includes fees paid to E&Y during 2007 for services rendered subsequent to their engagement on May 7, 2007 as our independent registered public accountant. In 2008, we expect to pay an additional $565 thousand related to the audit of our 2007 financial statements.
(2)	Includes audit fees paid to PwC during 2007 for services provided in connection with the audit of our 2006 financial statements, audit related fees paid to PwC during 2007 for services provided in connection with the review of our quarterly financial statements for the three months ended March 31, 2007, and audit related fees paid to PwC for procedures performed in order for them to consent to our inclusion of their opinion on our 2006 financial statements in various SEC filings. Also includes audit fees related to statutory audits of certain of our subsidiaries. All such services were provided prior to their termination in May 2007.
(3)	Includes fees paid to PwC in 2006 for services provided while they were engaged as our independent public accountants for the year ended December 31, 2006.

All of the fees and services described above under “audit fees,” “audit-related fees,” “tax fees” and “all other fees” were approved under the Audit and Compliance Committee’s pre-approval policy and pursuant to Section 202 of SOX. None of the services described above were provided to us pursuant to the de minimus exception provided for in applicable SEC rules and regulations.

Audit and Compliance Committee Pre-Approval Policy

The Audit and Compliance Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accountants. The Audit and Compliance Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services to be provided by our independent registered public accountants in order to assure that the provision of such services does not impair the auditors’ independence. The policy, as amended, provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific audit, audit-related and tax services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of the annual audit engagement, most statutory or subsidiary audits and all permissible non-audit services for which no general pre-approval exists. For both audit and non-audit pre-approvals, the Audit and Compliance Committee considers whether such services are consistent with applicable law and SEC rules and regulations concerning auditor independence.

The policy delegates to the chairman of the Audit and Compliance Committee the authority to grant certain specific pre-approvals within the specified limits approved by the Audit and Compliance Committee; provided, however, that between regularly scheduled meetings the chairman may grant pre-approval with respect to extensions of or changes to services that have previously been pre-approved by the Audit and Compliance Committee in amounts up to $50,000. The chairman is required to report the granting of any pre-approvals to the Audit and Compliance Committee at its next regularly scheduled meeting. The policy prohibits the Audit and Compliance Committee from delegating to management such Committee’s responsibility to pre-approve services performed by the independent registered public accountants. In fact, if making the determination as to whether a particular service is of the type generally pre-approved by the Audit and Compliance Committee requires our management to exercise any independent judgment or discretion, such service may not be provided by the independent registered public accountants unless such service is authorized by the chairman or specifically pre-approved by such Committee. When Dynegy engages the independent auditor to perform services based on a general pre-approval, our Chief Financial Officer or, in his or her absence, our Controller is required to, as soon thereafter as reasonably practicable, notify the chairman of such engagement and provide a detailed description of the type and scope of services, proposed staffing, a budget of the proposed fees for such services and a general timetable for the performance of such services.

Requests for pre-approval of services must be detailed as to the particular services proposed to be provided and are to be submitted by our Chief Financial Officer or, in his or her absence, our Controller. Generally, each such request must include a joint statement to the effect that neither the submitting officer nor the independent registered public accountants believe the proposed engagement would impair the auditors’ independence. In addition, each such request generally must include a detailed description of the type and scope of services, proposed staffing, a budget of the proposed fees for such services and a general timetable for the performance of such services.

Charitable Contributions

During 2007, we did not make any contributions to any charitable organization in which an independent director served as an executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to us in 2007 and upon written representations that no Forms 5 were required, we believe that all persons subject to these reporting requirements filed the required reports on a timely basis.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

The LS Power Merger.    On September 14, 2006, Dynegy Illinois entered into a Plan of Merger, Contribution and Sale Agreement, or the Merger Agreement, by and among Dynegy, Falcon Merger Sub Co., an Illinois corporation and our wholly owned subsidiary, or Merger Sub, LSP Gen Investors, LP, LS Power Partners, LP, LS Power Equity Partners PIE I, L.P., LS Power Associates, L.P., and LS Power Equity Partners, L.P., all Delaware limited partnerships or, collectively, the LS Entities. The following transactions, collectively referred to as the LS Power Merger, occurred in connection with the completion of the Merger Agreement:

•	Merger Sub was merged with and into Dynegy Illinois, as a result of which Dynegy Illinois and its wholly owned subsidiary, Dynegy Holdings Inc., became our wholly owned subsidiaries;

•	Each share of the Dynegy Illinois’ Class A common stock and Class B common stock was converted into the right to receive one share of our Class A common stock; and

•

The LS Entities transferred all of the interests owned by them in entities that own 11 power generation projects to Dynegy in exchange for (1) 340 million shares of our Class B common stock, (2) $100 million in cash and (3) $275 million in aggregate principal amount of junior unsecured subordinated notes issued by Dynegy (which have been repaid in full).

As part of the LS Power Merger, we adopted our Bylaws, which give the Class B common stock directors certain blocking rights for so long as the outstanding shares of our Class B common stock represent at least 15% of the total combined voting power of our voting securities. Subject to certain thresholds and exceptions, the Class B common stock directors may block certain major transactions proposed at meetings of our Board, including: (1) amending our Certificate of Incorporation or Bylaws, (2) merging or consolidating, (3) paying dividends or similar distributions, (4) entering into new lines of business, (5) liquidating or dissolving, (6) issuing equity securities above a specified amount, (7) incurring debt above a specified amount, (8) hiring or terminating the chief executive officer and (9) entering into any business that would limit the activities of any holder of our Class B common stock or any of its affiliates. To exercise such rights, all Class B common stock directors present at the meeting of the Board at which such major transaction is proposed must vote against such proposal.

In connection with the LS Power Merger, we entered into various related party transactions described below.

Corporate Opportunity Agreement.    In connection with the LS Power Merger, on September 14, 2006, we entered into a Corporate Opportunity Agreement with the LS Entities. In general, the Corporate Opportunity Agreement provides that we must inform the LS Entities of opportunities to acquire operating electrical power generating assets. Each affiliate of the LS Entities, as stockholders, officers or directors of Dynegy, will have no duty to refrain from competing with us in any business opportunity in which we also have an interest, but the LS Entities’ access to further information developed by us with respect to any such opportunity will be limited. The rights granted to the LS Entities under the Corporate Opportunity Agreement will be suspended at any time when the outstanding shares of Class B common stock represent less than 15% of our total voting power. Furthermore, the Corporate Opportunity Agreement will terminate when there are no shares of Class B common stock outstanding or upon a change of control of the LS Entities.

Shareholder Agreement.    We also entered into a Shareholder Agreement dated as of September 14, 2006 with the LS Entities that, among other things, limits the LS Entities’ ownership of our common stock and restricts the manner in which the LS Entities may transfer their shares of Class B common stock. The LS Entities and their permitted transferees, affiliates and associates, or the LS Control Group, together with Luminus Management LLC and its affiliates, or Luminus, may not acquire any of our equity securities if, after giving effect to such acquisition, they would own more than approximately 40% of the total outstanding shares of our common stock. If the LS Control Group owns less than 30% of the total outstanding shares of our common stock, Luminus may acquire our equity securities if, after such acquisition, Luminus would not own more than 5% of the total outstanding shares of our common stock.

In addition, after the expiration of the earlier of (1) two years from the LS Power Merger, (2) the date the LS Entities cease to collectively own 15% of our outstanding voting securities and (3) the occurrence of certain third party offers to acquire more than 25% of Dynegy, such period referred to as the Lock-Up Period, the LS Entities may make an offer to purchase all of the outstanding shares of our common stock. Upon such offer, we may either accept the offer or conduct an auction in which the LS Entities may elect, at their option, whether or not to participate. The LS Entities have the right to top the winning offer at 105% of the offer price in any auction in which they elect not to participate.

The Shareholder Agreement also (1) provides that if the LS Entities or the Class B common stock directors block certain sale transactions with respect to Dynegy more than twice in any 18 month period, the Board can cause an auction for the sale of Dynegy, (2) prohibits us from issuing Class B common stock to any person other than the LS Entities and (3) provides the LS Entities with certain preemptive rights to acquire shares of our common stock in proportion to their then-existing ownership of our common stock whenever we issue shares of stock or securities convertible into our common stock.

Generally, until the expiration of the Lock-Up Period, the LS Control Group may not transfer their shares, provided that, (1) beginning September 29, 2007 (that is 180 days after the LS Power Merger), the LS Control Group may distribute their shares to their permitted transferees; provided that we may block such distribution for up to 60 days per calendar year in connection with a proposed underwritten public offering; (2) during the period that began on September 29, 2007 and ends March 26, 2008, 21,250,000 shares of Class B common stock may be transferred in widely dispersed sales, provided that to the extent such number of shares is not transferred during any such 180-day period, any unused amount may be carried forward to the next succeeding 180-day period (but in no event may more than 42,500,000 shares of Class B common stock be transferred during any 180-day period), and (3) after expiration of the Lock-Up Period, the LS Control Group may freely transfer their shares of Class B common stock to any person so long as such transfer would not result in such person, together with such person’s affiliates and associates, owning more than 15% of the total outstanding shares of our common stock. All shares of Class B common stock transferred to any person that is a member of the LS Control Group will automatically be converted into shares of Class A common stock.

LS Registration Rights Agreement.    In connection with the LS Power Merger, we entered into a Registration Rights Agreement dated September 14, 2006, or the LS Registration Rights Agreement, with the LS Entities pursuant to which we agreed to prepare and file with the SEC a “shelf” registration statement covering the resale of shares of Class A common stock issuable upon the conversion of (1) shares of Class B common stock that were issued to the LS Entities in the LS Power Merger and (2) any shares of Class B common stock that may be transferred by the LS Entities to their respective limited partner investors. We filed this “shelf” registration statement with the SEC on April 5, 2007.

Under the LS Registration Rights Agreement, the LS Entities and their permitted transferees have the right to cause Dynegy to effect up to two underwritten offerings during the first 24 months following the LS Power Merger, provided that no more than one underwritten offering may be consummated during each of the first and second 12-month periods. The LS Entities and their permitted transferees may demand to effect up to two underwritten offerings during each 12-month period following the first 24 months after the LS Power Merger. We may defer the commencement of any underwritten offering demanded by the LS Entities and their permitted transferees for up to 60 days one time in any calendar year. No offerings have been made under the LS Registration Rights Agreement.

JV Development Agreement.    Dynegy and the LS Entities also entered into two joint ventures involving a “Development Company” and a “Project Holding Company,” each of which is 50%-owned by the respective parties. The primary purpose of the joint ventures is to pursue certain power development projects between Dynegy and certain of the LS Entities. The Project Holding Company owns development projects directly or through subsidiaries, while the Development Company owns no material assets, but will (1) provide development and other operational services to the Project Holding Company and (2) evaluate opportunities presented by Dynegy and the LS Entities for potential contribution to the Project Holding Company.

Interests of the Class B Directors.    Under our Certificate of Incorporation, up to three seats on the Board are filled by Class B common stock directors. Messrs. Segal, Hardenbergh, and Bartlett, our Class B common stock directors, may each be deemed to share beneficial ownership of the shares of Class B common stock beneficially owned by the LS Entities. The Class B directors, collectively and/or individually, directly or indirectly own the LS Entities and their affiliates.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

Our Board adopted a written policy relating to the approval of transactions with related parties. In general, for purposes of this policy a related party transaction is a transaction, or a material amendment to any such transaction, involving a related party and Dynegy. Our policy requires the Audit and Compliance Committee or, at the Board’s discretion, a majority of directors disinterested from the transaction, to review and approve related party transactions. The Board intends for the Independent Director Committee to be the group of directors who will consider such related party transactions. In reviewing and approving any related party transactions or material amendments to any such transaction, the Audit and Compliance Committee must satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the transaction and must determine that the related party transaction is fair to Dynegy. Generally, transactions between Dynegy and joint ventures are reviewed and approved under our related party policy, with the exception of certain specified transactions involving less than $50 million that are excluded from the policy’s approval procedures. A copy of our related party transactions policy is available on our web site at www.dynegy.com.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit and Compliance Committee has appointed the firm of E&Y as independent registered public accountants of Dynegy and its consolidated subsidiaries for the fiscal year ending December 31, 2008, and the Board recommends that the stockholders ratify that appointment. Ratification requires the affirmative vote of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class, represented in person or by proxy and entitled to vote on the matter. The persons named in the accompanying proxy card intend to vote for ratification of such appointment unless instructed otherwise on the proxy card.

Although there is no requirement that we submit the appointment of independent registered public accountants to stockholders for ratification or that the appointed auditors be terminated if the ratification fails, the Audit and Compliance Committee will consider the appointment of other independent registered public accountants if the stockholders choose not to ratify the appointment of E&Y and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit and Compliance Committee may terminate the appointment of E&Y as Dynegy’s independent registered public accountants without the approval of the stockholders whenever the Audit and Compliance Committee deems such termination appropriate.

Representatives of E&Y are expected to attend the annual meeting and will be available to respond to appropriate questions. The representatives will also have the opportunity to make a statement if they wish to do so.

The Board unanimously recommends that stockholders vote FOR ratification of the appointment of E&Y as independent registered public accountants of Dynegy for the fiscal year ending December 31, 2008.

FUTURE STOCKHOLDER PROPOSALS

If a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at the 2009 annual meeting of stockholders, under the rules of the SEC, the proposal must be received by our Secretary at the address indicated on the first page of this proxy statement on or before the close of business on December 1, 2008 (the 120th day before the one-year anniversary date of the release of these proxy materials to stockholders).

If a stockholder wishes to introduce a director nominee or other item of business for consideration at an annual meeting of stockholders, the stockholder must comply with the procedures specified in our Bylaws, as permitted by the rules of the SEC. These procedures require that director nominations or other items of business to be introduced at an annual meeting of stockholders must be submitted in writing to our Secretary at the address indicated on the first page of this proxy statement. Under our Bylaws, we must receive notice of a stockholder’s intention to introduce a nomination or proposed item of business at our 2009 annual meeting of stockholders:

•

By the close of business on February 13, 2009 (not later than the 90th day before the one-year anniversary date of the 2008 annual meeting) nor earlier than the close of business on January 14, 2009 (not earlier than the 120th day before the one-year anniversary date of the 2008 annual meeting), if the 2009 annual meeting of stockholders is held within 30 days before or 60 days after May 14, 2009 (the one-year anniversary date of the 2008 annual meeting); or

•

By the close of business on the 120th day before the 2009 annual meeting but not before the close of business on the 90th day before the 2009 annual meeting or the tenth day following the public announcement of the 2009 annual meeting date, if the 2009 annual meeting is held more than 30 days before or more than 60 days after May 14, 2009 (the one-year anniversary date of the 2008 annual meeting).

Assuming our 2009 annual meeting is held on a schedule similar to that of the 2008 annual meeting, we must receive notice of your intention to introduce a nomination or another item of business at that meeting by the dates specified in the first bullet point above. Our Bylaws specify the information that must be contained in a stockholder’s notice for director nominees or an item of business to be introduced at an annual meeting of stockholders. Please read our Bylaws, which are available free of charge through the SEC’s web site at www.sec.gov and through our web site at www.dynegy.com, for additional information regarding stockholder proposals.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy card.

By Order of the Board of Directors,

Kimberly M. O’Brien

Corporate Secretary

March 31, 2008

VOTE BY INTERNET - www.proxyvote.com
1000 LOUISIANA SUITE 5800 HOUSTON, TX 77002	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Dynegy Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Dynegy Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	DYNGI1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DYNEGY INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors				0	0	0
	Nominees-Class A Common Stock:
	1)	David W. Biegler	5)	George L. Mazanec
	2)	Thomas D. Clark, Jr.	6)	Howard B. Sheppard
	3)	Victor E. Grijalva	7)	William L. Trubeck
	4)	Patricia A. Hammick	8)	Bruce A. Williamson

										For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accountants for Dynegy Inc.									0	0	0

3.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1 and 2. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.

					Yes	No
Please indicate if you plan to attend this meeting.					0	0

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

DYNEGY INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS MAY 14, 2008

The Stockholder(s) hereby appoint(s) Bruce A. Williamson, J. Kevin Blodgett and Kimberly M. O’Brien, and each of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Dynegy Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Central Time on May 14, 2008 at The Westin Galleria Houston, 24th Floor, Houston, Texas, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE

PROXY – CLASS B COMMON STOCK

DYNEGY INC.

1000 LOUISIANA STREET, SUITE 5800, HOUSTON, TX 77002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DYNEGY INC.

The undersigned hereby appoints Bruce A. Williamson, J. Kevin Blodgett and Kimberly M. O’Brien, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class B common stock of Dynegy Inc. held of record by the undersigned on March 17, 2008, at the annual meeting of stockholders to be held at The Westin Galleria Houston, 24th Floor, 5060 West Alabama, Houston, Texas 77056 on Wednesday, May 14, 2008 at 10:00 a.m., local time, or any adjournment or postponement of the annual meeting.

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE INDIVIDUALS NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

* FOLD AND DETACH HERE *

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.			Please mark your votes as indicated in this example ☒

1.	Election of Directors

		WITHHOLD AUTHORITY	Nominees – Class B Common Stock (To withhold authority for an individual nominee, strike a line through the nominee’s name below)
	FOR all nominees	for all nominees	1.	James T. Bartlett
	listed to the right.	listed to the right	2.	Frank E. Hardenbergh
	☐	☐	3.	Mikhail Segal

2.	Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accountants for Dynegy.			FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

	I PLAN TO ATTEND THE MEETING			☐ YES

SIGNATURE	SIGNATURE	DATE

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.